Exhibit 10.1

Dealer Manager Agreement

March 8, 2011

J.P. Morgan Securities LLC

383 Madison Avenue

New York, New York 10179

Ladies and Gentlemen:

Penn Virginia Corporation, a Virginia corporation (the “Company”), proposes to make a tender offer (together with any amendments, supplements or extensions thereof, the “Offer”) to purchase any and all of the Company’s 4.50% Convertible Senior Subordinated Notes due 2012 (the “Notes”) on the terms and subject to the conditions set forth in the Offer to Purchase dated March 8, 2011 (the “Offer to Purchase”), the related Letter of Transmittal (the “Letter of Transmittal”), copies of which are attached hereto as Exhibits A and B, respectively, and the Schedule TO (as defined herein).

The Offer to Purchase, the Letter of Transmittal, the Schedule TO and all exhibits thereto and any documents incorporated by reference therein, and all other documents, if any, filed or to be filed by the Company with the Securities and Exchange Commission (the “Commission”) or any other federal, state or local governmental or regulatory agency or authority relating to the Offer or sent to holders of the Notes and such other documents (including, without limitation, any advertisements, press releases or summaries relating to the Offer and any forms of letters to brokers, dealers, banks, trust companies and other nominees relating to the Offer) as the Company may authorize for use in connection with the Offer, as amended or supplemented from time to time, are collectively referred to as the “Offer Materials.” Except as may otherwise be provided herein, capitalized terms used herein without definition have the meanings ascribed thereto in the Offer Materials.

The date on which the Offer Materials are first mailed or otherwise distributed to holders of the Notes is hereinafter referred to as the “Commencement Date.”

1. Engagement.

(a) The Company hereby engages you to act as its exclusive dealer manager (the “Dealer Manager”) in connection with the Offer, and, on the basis of the representations, warranties and agreements contained herein, you hereby accept such engagement upon the terms and subject to the conditions set forth in this Agreement.

(b) As Dealer Manager, you agree, in accordance with your firm’s customary practice, to perform those services in connection with the Offer as are customarily performed by investment banks in connection with tender offers of like nature, including, without limitation, using reasonable best efforts to solicit tenders of Notes in the United States pursuant to the Offer and communicating generally in the United States regarding the Offer with brokers, dealers, commercial banks and trust companies and other holders of the Notes. The parties acknowledge and agree that the Dealer Manager may perform certain of its services contemplated hereby through its affiliates and any of its affiliates performing services hereunder shall be entitled to the benefits and be subject to the terms and conditions of this Agreement.

(c) The Company authorizes you to communicate with Global Bondholder Services Corporation, who has been engaged to serve as the depositary (in such capacity herein referred to as the “Depositary”) and as the information agent (in such capacity herein referred to as the “Information Agent”), with respect to matters relating to the Offer. The Company has instructed or will instruct the Depositary to advise you at least daily as to the principal amount of Notes that have been tendered pursuant to the Offer and such other matters in connection with the Offer as you may reasonably request.

(d) The Company will use its reasonable best efforts to cause you to be provided with lists or other records in such form as you may reasonably request showing the names and addresses of, and the principal amount of Notes held by, the holders of the Notes as of a recent date and will use its reasonable best efforts to cause you to be advised from day to day during the period of the Offer as to any transfers of Notes.

(e) The Offer Materials have been or will be prepared and approved by, and are the sole responsibility of, the Company. The Company will furnish you, at its expense, with as many copies as you may reasonably request of the Offer Materials and you are authorized to use copies of the Offer Materials in connection with the performance of your duties hereunder. The Company agrees that, a reasonable time prior to using or filing with the Commission or with any other federal, state or local governmental or regulatory agency, authority or instrumentality or court or arbitrator (“Other Agency”), or sending to any holder of the Notes, any Offer Materials, it will submit copies of such materials to you and will give reasonable consideration to your and your counsel’s comments, if any, thereon. In the event that the Company uses or permits the use of, or files with the Commission or any Other Agency, any Offer Materials (i) which have not been submitted to you for your comments, or (ii) which have been so submitted and with respect to which you have made comments, but which comments have not resulted in a response reasonably satisfactory to you and your counsel to reflect your comments, then you shall be entitled to withdraw as dealer manager in connection with the Offer without any liability or penalty to you or any other Indemnified Person (as defined in Annex A hereof) and without loss of any right to the payment of all expenses payable hereunder which have accrued or been incurred to the date of such withdrawal.

(f) You hereby agree that you will not publicly disseminate any written material for or in connection with the solicitation of tenders of Notes pursuant to the Offer other than the Offer Materials, and you agree that you will not publicly make any written statements in connection with such solicitation, other than the statements that are set forth in the Offer Materials, consistent with statements that are set forth in the Offer Materials or as otherwise authorized by the Company.

(g) The Company will cause copies of the Offer Materials to be mailed or otherwise delivered or made available to each holder of Notes as soon as practicable after the preparation thereof, and thereafter, to the extent practicable and until the expiration of the Offer, to each person who becomes a holder of Notes.

(h) The Company will advise you promptly, after it receives notice, or otherwise becomes aware, of (i) the occurrence of any event that could reasonably be expected to cause the Company to withdraw, rescind or terminate the Offer or would permit the Company to exercise any right not to purchase Notes tendered pursuant to the Offer, (ii) the occurrence of any event, or the discovery of any fact, the occurrence or existence of which would require the making of any change in any of the Offer Materials then being used or would cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect, (iii) any proposal by the Company or requirement to make, amend or supplement any Offer Materials or any filing in connection with the Offer pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or the rules and regulations promulgated by the Commission thereunder (the “Regulations”) or any other applicable law, rule or regulation, (iv) the issuance by the Commission or any Other Agency of any comment or order or the taking of any other action concerning the Offer (and, if in writing, the Company will furnish you with a copy thereof), (v) any material developments in connection with the Offer, including, without limitation, the commencement of any lawsuit concerning the Offer and (vi) any other information relating to the Offer, the Offer Materials or this Agreement that you may from time to time reasonably request. The Company will cause all amendments and supplements of the Offer Materials filed with the Commission to be distributed to holders of the Notes as may be required under the Exchange Act or by the Commission.

(i) The Company acknowledges and agrees that you shall have no liability (in tort, contract or otherwise) to the Company, its affiliates or any other person for any losses, claims, damages, liabilities and expenses (each a “Loss” and, collectively, the “Losses”) arising from any act or omission on the part of any broker or dealer in securities (a “Dealer”), bank or trust company, or any other person in connection with the Offer, and neither the Dealer Manager nor any of its affiliates shall be liable for any Losses arising from its own acts or omissions in performing its obligations as Dealer Manager or as a Dealer in connection with the Offer, except for any such Losses that are finally judicially determined to have resulted from its bad faith, gross negligence or willful misconduct. In soliciting or obtaining tenders of Notes, no Dealer, bank or trust company is to be deemed to be acting as your agent or the agent of the Company or any of its affiliates, and you shall not be deemed the agent of any Dealer, bank or trust company or a fiduciary of the Company or an agent or fiduciary of any of its affiliates, equity holders, creditors or of any other person. In soliciting or obtaining tenders of Notes, you shall not be nor shall you be deemed for any purpose to act as a partner or joint venturer of, or a member of a syndicate or group with, the Company or any of its affiliates in connection with the Offer, any purchase of Notes or otherwise, and neither the Company nor any of its affiliates shall be deemed to act as your agents. The Company shall have sole authority for the acceptance or rejection of any and all tenders of Notes.

(j) The Company acknowledges and agrees that (i) you have been retained solely to provide the services set forth herein, and in rendering such services you shall act as an independent contractor and any duties arising out of your engagement hereunder shall be owed solely to the Company; (ii) you are a securities firm engaged in securities trading and brokerage activities and providing investment banking and financial advisory services, and in the ordinary course of business, you and your affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for your own account or the accounts of customers, in debt or equity securities of the Company, its affiliates or other entities that may be involved in the transactions contemplated hereby; and (iii) you are not an advisor as to legal, tax, accounting or regulatory matters in any jurisdiction, and the Company must consult with its own advisors concerning such matters and will be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and you shall have no responsibility or liability to the Company with respect thereto.

(k) The Company has made, or instructed the Depositary to make, appropriate arrangements with The Depository Trust Company (“DTC”) to allow for the book-entry movement of tendered Notes between DTC participants and the Depositary.

2. Compensation and Expenses.

(a) The Company agrees to pay the Dealer Manager, as compensation for your services as dealer manager in connection with the Offer, an aggregate fee equal to $5 per $1,000 principal amount of Notes purchased pursuant to the Offer. The foregoing fee will be payable on the payment date for Notes purchased in the Offer or such other date as may be agreed by the Company and you.

(b) The Company further agrees to pay (i) all expenses incurred in relation to the preparation, printing, filing, mailing or other distribution of all Offer Materials, (ii) all fees and expenses of the Depositary and the Information Agent, (iii) all advertising charges in connection with the Offer, including those of any public relations firm or other person or entity rendering services in connection therewith, (iv) all fees, if any, payable to Dealers (including you) and banks and trust companies as reimbursement for their customary mailing and handling fees and expenses incurred in forwarding the Offer Materials to their customers and (v) all other expenses incurred by you in connection with the Offer or otherwise in connection with the performance of your services hereunder (including all reasonable fees and disbursements of your outside legal counsel). All payments to be made by the Company pursuant to this Section 2(b) shall be made reasonably promptly after the earlier of (x) the expiration or termination of the Offer or (y) your withdrawal as Dealer Manager, against delivery to the Company of reasonably detailed statements therefor. The Company shall perform its obligations set forth in this Section 2(b) whether or not the Offer is commenced or the Company acquires any Notes pursuant to the Offer.

3. Representations, Warranties and Agreements of the Company. The Company represents, warrants and agrees (i) on and as of the date on which the Offer is commenced, (ii) on and as of any date on which Offer Materials are distributed to holders of the Notes, (iii) on the expiration date of the Offer and (iv) on and as of the payment date or dates for Notes purchased pursuant to the Offer that:

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of its organization and is duly qualified to do business and is in good standing in each jurisdiction in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, properties, financial position, shareholders’ equity, results of operations or prospects of the Company and its subsidiaries taken as a whole or on the making and consummation of the Offer and the transactions contemplated hereby (a “Material Adverse Effect”).

(b) The Company has the corporate power and authority to (i) execute and deliver this Agreement and to perform its obligations hereunder and (ii) make and consummate the Offer, in each case, subject to the conditions to the Offer described in the Offer Materials; and all corporate action required to be taken for the due and proper authorization, execution and delivery by the Company of this Agreement and the consummation of the transactions contemplated hereby and the making and consummation of the Offer has been duly and validly taken or will have been duly and validly taken prior to the consummation of the Offer; and the Company has taken or will take all necessary corporate action to authorize any amendments or supplements to, or modification of, the Offer and the Offer Materials.

(c) This Agreement has been duly authorized, executed and delivered by the Company and, assuming that this Agreement has been duly authorized, executed and delivered by you, constitutes a valid and legally binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, moratorium, fraudulent transfer or similar laws related to or affecting the enforcement of creditors’ rights generally or by equitable principles (whether considered in a proceeding at law or in equity) and an implied covenant of good faith and fair dealing (collectively, the “Enforceability Exceptions”) and except that rights to indemnification and contribution thereunder may be limited by federal or state securities laws or public policy relating thereto.

(d) The Offer Materials comply, and at all times during the period of the Offer will comply, in all material respects with all applicable requirements of the U.S. federal securities laws; and the Offer Materials do not, and at all times during the period of the Offer will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they are made, not misleading.

(e) The Offer, the financing for the Offer, the purchase of Notes by the Company pursuant to the Offer, the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its subsidiaries pursuant to, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject, (ii) result in any violation of the provisions of the charter or by-laws or similar organizational documents of the Company or any of its subsidiaries or (iii) result in the violation of any law or statute or any judgment, rule or regulation of the Commission or any Other Agency having jurisdiction over the Company or any of its subsidiaries or any of their respective properties or assets, except, in the case of clauses (i) and (iii) above, for any such conflict, breach, violation, default, lien, charge or encumbrance that would not be reasonably expected to have a Material Adverse Effect.

(f) No consent, approval, authorization, order, registration, qualification or other action of, or filing with or notice to, the Commission or any Other Agency is required in connection with the execution, delivery and performance by the Company of this Agreement, the making or consummation of the Offer or the consummation of the other transactions contemplated by this Agreement or the Offer Materials, other than the obligation to file the Schedule TO with the Commission.

(g) The Company hereby agrees that it will pay promptly, in accordance with the terms and conditions of the Offer and this Agreement, the consideration (and related costs) for Notes that the Company has offered to pay in connection with the Offer and to pay the fees and expenses payable hereunder.

(h) No stop order, restraining order or denial of an application for approval has been issued and no proceedings, litigation or investigation have been initiated or, to the best of the Company’s knowledge, threatened before the Commission or any Other Agency with respect to the making or consummation of the Offer (including the obtaining or use of funds to purchase Notes pursuant to the Offer) or the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated by this Agreement or the Offer Materials or with respect to the ownership of Notes by the Company or any of its subsidiaries or affiliates.

(i) Except as may have been publicly disclosed prior to the date hereof, since the date of the most recent financial statements of the Company included in the Company’s most recent Annual Report on Form 10-K, there has not been any material adverse change, or any development involving a prospective material adverse change, in the business, properties, management, financial condition or results of operations of the Company and its subsidiaries taken as a whole.

(j) In connection with the Offer, the Company has complied, and will continue to comply, in all material respects with the applicable provisions of the Exchange Act and the Regulations, including, without limitation, Sections 10 and 14 of the Exchange Act and Rules 10b-5, 13e-4 and 14e-1 thereunder.

(k) (i) On the Commencement Date, the Company will duly file with the Commission a Schedule TO with respect to the Offer (the “Schedule TO”) pursuant to Rule 13e-4 under the Exchange Act, a copy of which Schedule TO (including the documents required by Item 12 thereof to be filed as exhibits thereto) has been or will be furnished to you in the form in which it is to be so filed; (ii) any amendments to the Schedule TO or the Offer to Purchase and the final form of all such documents filed with the Commission or published, sent, or given to holders of the Notes will be furnished to you prior to any such amendment, filing, publication, or distribution; and (iii) the Schedule TO as so filed and as amended or supplemented from time to time will comply in all material respects with the provisions of the Exchange Act and the Regulations.

4. Conditions to Obligations of the Dealer Manager. Your obligation to act as Dealer Manager hereunder shall at all times be subject to the conditions that all representations, warranties and other statements of the Company contained herein are now, and at all times during the period of the Offer (including as of the payment date for Notes purchased in the Offer) shall be, true and correct, and the Company at all times shall have performed in all material respects all of its obligations hereunder. The Company agrees to deliver to you on the payment date an officer’s certificate signed by the Company’s chief financial officer reconfirming as of such date the accuracy of the representations and warranties contained herein and the performance by the Company of, its obligations hereunder.

5. Opinions of the Company’s Counsel. The Company shall deliver to you opinions addressed to you of (i) Vinson & Elkins LLP, counsel to the Company, with respect to the matters set forth in Exhibit C-1 hereto and (ii) Hunton & Williams LLP, Virginia counsel to the Company, with respect to the matters set forth in Exhibit C-2 hereto. Such opinions shall be delivered to you on the date hereof. In the event of an amendment to the Offer (other than an amendment solely to extend the Expiration Date (as defined in the Offer to Purchase) of the Offer), the Company will also furnish you, from time to time, up to the completion of the Offer, any further opinions of counsel, satisfactory to your counsel, as you may reasonably request.

6. Indemnification and Contribution. In consideration of the engagement hereunder, the Company and the Dealer Manager agree to the indemnification and contribution provisions set forth in Annex A hereto, which provisions are incorporated by reference herein and constitute a part hereof.

7. Termination. This Agreement shall terminate upon the earlier to occur of (i) the consummation, expiration, termination or withdrawal of the Offer and (ii) the date one year from the date hereof, and may be terminated by either the Company or you at any time, with or without cause, effective upon receipt by the other party of written notice to that effect.

8. Survival. The provisions of Sections 1(i), 2, 3, 6 (including Annex A hereto), 9, 10, 11 and 12 hereof shall remain operative and in full force and effect regardless of (i) any failure by the Company to commence, or the withdrawal, termination or consummation of, the Offer, (ii) any investigation made by or on behalf of any party hereto, (iii) any withdrawal by you as a Dealer Manager and (iv) any termination of this Agreement.

9. Notices. All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be given (and shall be deemed to have been given upon receipt) by delivery in person, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) to the applicable party at the addresses indicated below:

(a)	if to J.P. Morgan Securities LLC:

J.P. Morgan Securities LLC
383 Madison Avenue
New York, New York 10179
Telecopy No.: (212) 270-1063
Confirmation No.: (212) 270-3994
Attention: Bob Mertensotto

with a copy to:

Cahill Gordon & Reindel LLP
80 Pine Street
New York, New York 10005
Telecopy No.: (212) 269-5420
Confirmation No.: (212) 701-3000
Attention: Douglas S. Horowitz, Esq.

(b)	if to Company:

Penn Virginia Corporation
Four Radnor Corporate Center, Suite 200
100 Matsonford Road
Radnor, PA 19087
Telecopy No.: 610-687-3688
Confirmation No.: 610-687-8900
Attention: Nancy M. Snyder

with a copy to:

Vinson & Elkins LLP
666 Fifth Avenue, 26th Floor
New York, New York 10103
Telecopy No.: (917) 849-5363
Confirmation No.: (212) 237-0018
Attention: Allan D. Reiss, Esq.

10. Governing Law; Waiver of Jury Trial; Submission to Jurisdiction. This Agreement and any claim, controversy or dispute arising under or related to this Agreement shall be governed by and construed in accordance with the laws of the State of New York. The Company and you irrevocably agree to waive trial by jury in any action, proceeding, claim or counterclaim brought by or on behalf of either party related to or arising out of this Agreement or the performance of services hereunder. The Company hereby (a) submits to the jurisdiction of any New York State or Federal court sitting in New York County with respect to any actions and proceedings arising out of, or relating to, this Agreement, (b) agrees that all claims with respect to such actions or proceedings may be heard and determined in such New

York State or Federal court, (c) waives the defense of an inconvenient forum and (d) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

11. Benefit. This Agreement, including any right to indemnity or contribution hereunder and Annex A hereto, shall inure to the benefit of and be binding upon the Company, you and the other Indemnified Persons (as defined in Annex A hereto), and their respective successors and permitted assigns. Subject to the foregoing, nothing in this Agreement is intended, or shall be construed, to give to any other person or entity any right hereunder or by virtue hereof.

12. Miscellaneous. This Agreement contains the entire agreement between the parties relating to the subject matter hereof and supersedes all prior understandings, agreements and arrangements, written or oral, with respect thereto. This Agreement may not be amended or modified except by a writing executed by each of the parties hereto. Section headings herein are for convenience only and are not a part of this Agreement. In the event that any provision hereof shall be determined to be invalid or unenforceable in any respect, such determination shall not affect such provision in any other respect or any other provision hereof, which shall remain in full force and effect. This Agreement may not be assigned by either party hereto without the other party’s prior written consent. None of the parties hereto shall be responsible or have any liability to any other party for any indirect, special or consequential damages arising out of or in connection with this Agreement or the transactions contemplated hereby, even if advised of the possibility thereof. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument.

Please indicate your willingness to act as Dealer Manager and your acceptance of the foregoing provisions by signing in the space provided below for that purpose and returning to us a copy of this Agreement so signed, whereupon this Agreement and your acceptance shall constitute a binding agreement between us.

Very truly yours, PENN VIRGINIA CORPORATION

By:	/s/ H. Baird Whitehead
Name: H. Baird Whitehead
Title: President and Chief Operating Officer

Accepted as of the date first above written:

J.P. MORGAN SECURITIES LLC

By:	/s/ Jeffrey Zajkowski
Name: Jeffrey Zajkowski
Title: Managing Director

Exhibit A

PENN VIRGINIA CORPORATION

OFFER TO PURCHASE FOR CASH

ANY AND ALL OF OUR OUTSTANDING 4.50% CONVERTIBLE SENIOR SUBORDINATED NOTES DUE 2012

(CUSIP No. 707882AA4)

THE OFFER WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, APRIL 4, 2011, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED BY US (SUCH TIME, AS SAME MAY BE EXTENDED, THE “EXPIRATION DATE”). TENDERS MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE, BUT NOT THEREAFTER.

We are offering to purchase for cash, upon the terms and subject to the conditions set forth in this offer to purchase (this “Offer to Purchase”) and the related letter of transmittal (the “Letter of Transmittal”), any and all of our outstanding 4.50% Convertible Senior Subordinated Notes due 2012 (the “Convertible Notes”). Our offer to purchase the Convertible Notes, and the terms and conditions of this Offer to Purchase and the Letter of Transmittal, are referred to herein, collectively, as the “Offer.” The Offer will expire at 12:00 midnight, New York City time, on Monday, April 4, 2011, unless the Offer is extended or earlier terminated by us, which date and time, as may be extended by us, we refer to herein as the “Expiration Date.”

CUSIP Number	Issuer	Title of Security	Aggregate Principal Amount Outstanding	Purchase Price Per $1,000 Principal Amount of Notes(1)
707882AA4	Penn Virginia Corporation	4.50% Convertible Senior Subordinated Notes due 2012	$230,000,000	$1,027.50
(1)	Plus accrued and unpaid interest from the last interest payment date to, but not including, the payment date for the notes purchased pursuant to the offer.

Upon the terms and subject to the conditions of the Offer, holders of Convertible Notes who validly tender and do not validly withdraw their Convertible Notes prior to 12:00 midnight, New York City time, on the Expiration Date, will receive, for each $1,000 principal amount of such Convertible Notes, a cash purchase price equal to $1,027.50. In addition, holders will receive in respect of their Convertible Notes that are accepted for purchase accrued and unpaid interest on such Convertible Notes to, but excluding, the settlement date of the Offer. All amounts payable pursuant to the Offer will be rounded to the nearest cent. See “The Offer—Principal Amount of Convertible Notes; Price.”

To effectively tender Convertible Notes after 5:00 p.m., New York City time, on April 4, 2011, but before 12:00 midnight, New York City time, on April 4, 2011, DTC (as defined herein) participants may complete and sign a Voluntary Offering Instructions form and deliver it via email to the Depositary (as defined herein) at gstaubyn@gbsc-usa.com and kng@gbsc-usa.com. Immediately after delivering the “Voluntary Offering Instructions” form, a DTC participant should telephone the Depositary at its telephone number listed on the back cover of this Offer to Purchase to confirm receipt and determine if any further action is required. See “The Offer—Procedures for Tendering the Convertible Notes.”

NEITHER THIS OFFER TO PURCHASE NOR THE OFFER HAS BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”), NOR HAS THE SEC PASSED UPON THE FAIRNESS OR MERITS OF THE OFFER OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Upon the terms and subject to the conditions of the Offer, all Convertible Notes validly tendered in the Offer and not validly withdrawn prior to 12:00 midnight, New York City time, on the Expiration Date will be purchased in the Offer. As of March 8, 2011, there was $230,000,000 aggregate principal amount of Convertible Notes outstanding.

Holders should carefully review the information set forth in this Offer to Purchase and the Letter of Transmittal, including the section captioned “Purposes, Effects and Plans,” before making a decision with respect to the Offer.

The Offer is conditioned upon (i) a minimum aggregate principal amount of $115,000,000 Convertible Notes being validly tendered and not validly withdrawn prior to 12:00 midnight, New York City time, on the Expiration Date (the “Minimum Tender Condition”), (ii) the consummation by the Company of new debt financing resulting in net proceeds sufficient to finance the Offer (the “Financing Condition”), (iii) the Company receiving the consent of the lenders holding at least a majority of the aggregate commitments amount under its revolving credit facility in order to permit the Offer and the transactions contemplated thereby (the “Lender Consent Condition”) and (iv) the Company receiving the consent of the holders of at least a majority of the aggregate outstanding principal amount of the Company’s existing 10.375% Senior Notes due 2016 in order to permit the Company to use the proceeds of a new debt financing to finance the Offer (the “Noteholder Consent Condition”). The Offer is also subject to additional general conditions discussed under “The Offer—Conditions of the Offer.”

The Convertible Notes are not listed on any securities exchange. Our common stock trades on the New York Stock Exchange under the symbol “PVA.” On March 7, 2011, the closing price of our common stock on the New York Stock Exchange was $15.91 per share.

The Dealer Manager for the Offer is:

J.P. Morgan

Offer to Purchase dated March 8, 2011.

IMPORTANT INFORMATION

References in this Offer to Purchase to “the Company,” “we,” “us” and “our” refer to Penn Virginia Corporation, a Virginia corporation, unless the context indicates otherwise.

All of the Convertible Notes were issued in book-entry form and are currently represented by one or more global notes held for the account of The Depository Trust Company (“DTC”).

You may tender your Convertible Notes by transferring them through DTC’s Automated Tender Offer Program (“ATOP”) or following the other procedures described under “The Offer—Procedures for Tendering the Convertible Notes.”

We are not providing for procedures for tenders of Convertible Notes to be made by guaranteed delivery. Accordingly, you must allow sufficient time for the necessary tender procedures to be completed during the normal business hours of DTC on or prior to the Expiration Date. If you hold your Convertible Notes through a broker, dealer, commercial bank, trust company or other nominee, you should consider that such entity may require you to take action with respect to the Offer a number of days before the Expiration Date in order for such entity to tender Convertible Notes on your behalf on or prior to the Expiration Date. Tenders not completed prior to 12:00 midnight, New York City time, on the Expiration Date will be disregarded and of no effect.

Notwithstanding any other provision of the Offer, our obligation to accept for purchase, and to pay the purchase price for, any Convertible Notes validly tendered and not validly withdrawn pursuant to the Offer is subject to and conditioned upon the satisfaction of, or where applicable, waiver by us of, all conditions of the Offer described under “The Offer—Conditions of the Offer.”

You may direct questions and requests for assistance, including requests for additional copies of this Offer to Purchase or the Letter of Transmittal, to Global Bondholder Services Corporation, as information agent for the Offer (the “Information Agent”), and you may also direct questions regarding the Offer to J.P. Morgan Securities LLC, as the dealer manager for the Offer (the “Dealer Manager”), at its address and telephone number listed on the back cover of this Offer to Purchase. Global Bondholder Services Corporation is also acting as the depositary for the Offer (the “Depositary”). See “The Offer—Persons Employed in Connection with the Offer.”

Pursuant to Rule 13e-4(f)(6) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), neither we nor our affiliates may purchase any Convertible Notes other than pursuant to the Offer until ten business days after the applicable expiration time or other date of termination of the Offer.

THE OFFER DOES NOT CONSTITUTE AN OFFER TO PURCHASE THE CONVERTIBLE NOTES IN ANY JURISDICTION IN WHICH, OR FROM ANY PERSON FROM WHOM, IT IS UNLAWFUL TO MAKE THE OFFER UNDER APPLICABLE SECURITIES OR BLUE SKY LAWS. SUBJECT TO APPLICABLE LAW, DELIVERY OF THIS OFFER TO PURCHASE SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS OFFER TO PURCHASE IS CORRECT AS OF ANY TIME AFTER THE DATE OF THIS OFFER TO PURCHASE OR THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION INCLUDED OR INCORPORATED BY REFERENCE HEREIN OR IN OUR AFFAIRS OR THE AFFAIRS OF ANY OF OUR SUBSIDIARIES OR AFFILIATES SINCE THE DATE HEREOF.

NONE OF US, OUR MANAGEMENT OR BOARD OF DIRECTORS, THE DEALER MANAGER, THE DEPOSITARY OR THE INFORMATION AGENT MAKES ANY RECOMMENDATION TO ANY HOLDER OF CONVERTIBLE NOTES AS TO WHETHER TO TENDER ANY CONVERTIBLE NOTES. NONE OF US, OUR MANAGEMENT OR BOARD OF DIRECTORS, THE DEALER MANAGER, THE DEPOSITARY OR THE INFORMATION AGENT

HAS AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION OR GIVES ANY SUCH INFORMATION, YOU SHOULD NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US, THE DEALER MANAGER, THE DEPOSITARY OR THE INFORMATION AGENT.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the periodic reporting requirements of the Exchange Act and, in accordance therewith, file reports and other information with the SEC. Such reports and other information filed with the SEC by us may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street N.E., Washington, D.C. 20549. Copies of such materials can be obtained at prescribed rates from the Public Reference Section of the SEC at 100 F Street N.E., Washington, D.C. 20549. Such material may also be accessed electronically at the SEC’s website at http://www.sec.gov. Statements made in this Offer to Purchase concerning the provisions of any contract, agreement, indenture or other document referred to herein are not necessarily complete. With respect to each such statement concerning a contract, agreement, indenture or other document filed with the SEC, reference is made to such filing for a more complete description of the matter involved, and each such statement is qualified in its entirety by such reference.

Information about us is also available on our website at http://www.pennvirginia.com. The information available on our website, apart from the documents posted on such website and specifically incorporated by reference herein, is not a part of this Offer to Purchase.

The Company has filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”), pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder, furnishing certain information with respect to the Offer. The Schedule TO, together with any exhibits or amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above.

INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed by us with the SEC are incorporated herein by reference and shall be deemed to be a part of this Offer to Purchase (other than any information in such reports that is deemed to have been furnished to, rather than filed with, the SEC in accordance with SEC rules):

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed with the SEC on February 28, 2011; and

•	Our Current Report on Form 8-K, filed with the SEC on February 18, 2011, February 24, 2011 and March 1, 2011 and our Current Report on Form 8-K/A, filed with the SEC on February 18, 2011.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein, or contained in this Offer to Purchase, shall be deemed to be modified or superseded for purposes of this Offer to Purchase to the extent that a statement contained herein or in any subsequently filed document or report that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified shall not be deemed to constitute a part of this Offer to Purchase, except as so modified or superseded.

Such documents are available at www.sec.gov. You may also obtain any document incorporated herein by reference by contacting the SEC as described above under “Where You Can Find More Information” or by contacting us at Four Radnor Corporate Center, Suite 200, 100 Matsonford Road, Radnor, Pennsylvania 19087. We will provide copies of the documents incorporated by reference, without charge, upon written or oral request. You should request such documents no later than Thursday, March 24, 2011 so that such documents may be delivered to you prior to the Expiration Date.

Any questions and requests for assistance or requests for additional copies of this Offer to Purchase or the Letter of Transmittal should be directed to the Information Agent at the address listed on the back cover of this Offer to Purchase.

SUMMARY TERMS OF THE OFFER

This summary highlights selected information from this Offer to Purchase and does not contain all the information that may be important to you in deciding whether to tender your Convertible Notes. You should read the Offer to Purchase and the Letter of Transmittal in their entirety before making your decision to tender your Convertible Notes. Cross references contained in this summary section will direct you to a more complete discussion of a particular topic located elsewhere in this Offer to Purchase.

Who is offering to purchase my Convertible Notes?

•

Penn Virginia Corporation is offering to purchase the Convertible Notes. The Convertible Notes were originally issued in December 2007 by the Company. Penn Virginia Corporation is a Virginia corporation. The mailing address of our principal executive offices is Four Radnor Corporate Center, Suite 200, 100 Matsonford Road, Radnor, Pennsylvania 19087. Our telephone number is (610) 687-8900.

Why is the Company making the Offer?

•	The principal purpose of the Offer is to refinance the Convertible Notes using the net proceeds of a new debt financing. See “Purposes, Effects and Plans—Purposes of the Offer.”

What are the securities being sought in the Offer and what is the purchase price?

•

We are offering to purchase for cash, upon the terms and subject to the conditions of the Offer, any and all of our outstanding 4.50% Convertible Senior Subordinated Notes due 2012. Upon the terms and subject to the conditions of the Offer, holders of Convertible Notes who validly tender and do not validly withdraw their Convertible Notes prior to 12:00 midnight, New York City time, on the Expiration Date, will receive, for each $1,000 of such Convertible Notes, a cash purchase price equal to $1,027.50.

•

In addition, holders will receive in respect of their Convertible Notes that are accepted for purchase accrued and unpaid interest on such Convertible Notes to, but excluding, the settlement date of the Offer. See “The Offer—Principal Amount of Convertible Notes; Price.”

•	As of March 8, 2011, there was $230,000,000 aggregate principal amount of Convertible Notes outstanding.

Will I receive interest on my Convertible Notes purchased pursuant to the Offer?

•

Yes. Holders will receive in respect of their Convertible Notes that are accepted for purchase accrued and unpaid interest on such Convertible Notes to, but excluding, the settlement date of the Offer.

How and when will I be paid?

•

If your Convertible Notes are accepted for purchase in the Offer, you will be paid the purchase price and the accrued and unpaid interest payable, in cash, promptly after the Expiration Date and the acceptance of such Convertible Notes for purchase. Payment will be made in U.S. dollars to an account designated by the Depositary, which will act as your custodian or nominee for the purpose of receiving payment from us and transmitting payment to you. All amounts payable pursuant to the Offer will be rounded to the nearest cent. See “The Offer—Purchase of the Convertible Notes; Payment of Purchase Price.”

How many Convertible Notes will the Company purchase in all?

•

Upon the terms and subject to the conditions of the Offer, we will purchase any and all of our outstanding Convertible Notes validly tendered and not validly withdrawn prior to 12:00 midnight, New York City time, on the Expiration Date. See “The Offer—Principal Amount of Convertible Notes; Price.”

Is the Offer subject to any minimum tender or other conditions?

•

The Offer is conditioned upon the satisfaction of, or where applicable, waiver by us of, (i) the Minimum Tender Condition, (ii) the Financing Condition, (iii) the Lender Consent Condition and (iv) the Noteholder Consent Condition, and the other general conditions discussed under “The Offer—Conditions of the Offer.”

Will all of the Convertible Notes that I validly tender in the Offer, and do not validly withdraw, be purchased?

•	Upon the terms and subject to the conditions of the Offer, we will purchase all of the Convertible Notes that you validly tender pursuant to the Offer and do not validly withdraw.

May I tender only a portion of the Convertible Notes that I own?

•

Yes. You do not have to tender all of the Convertible Notes that you own in order to participate in the Offer, except that Convertible Notes must be tendered in denominations of $1,000 and any multiple thereof.

How long do I have to tender my Convertible Notes in the Offer?

•

You will have until 12:00 midnight, New York City time, on Monday, April 4, 2011 to decide whether to tender your Convertible Notes in the Offer, provided that we do not choose to extend the Offer. We cannot assure you that we will extend the Offer or, if we extend the Offer, for how long it will be extended. See “The Offer—Principal Amount of Convertible Notes; Price,” “The Offer—Procedures for Tendering Convertible Notes” and “The Offer—Extension of the Offer; Termination; Amendment.”

•

If your Convertible Notes are held through a broker, dealer, commercial bank, trust company or other nominee, you should be aware that such broker, dealer, commercial bank, trust company or other nominee may establish their own earlier deadline for participation in the Offer. Accordingly, you should contact your broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine by when you must take action in order to participate in the Offer.

Under what circumstances can the Offer be extended, amended or terminated?

•

Subject to applicable law, we may extend the Offer, at any time or from time to time, for any reason. Subject to applicable law, we also expressly reserve the right, at any time or from time to time, to amend the terms of the Offer in any respect prior to the Expiration Date. If the Offer is terminated, no Convertible Notes will be accepted for purchase and any Convertible Notes that have been tendered will be returned to the holder promptly after the termination. For more information regarding our right to extend, amend or terminate the Offer, see “The Offer—Extension of the Offer; Termination; Amendment.”

How will I be notified if the Offer is extended, amended or terminated?

•

Amendments to or terminations of the Offer may be made at any time and from time to time by notice to the Depositary followed by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled Expiration Date. See “The Offer—Extension of the Offer; Termination; Amendment.”

How do I participate in the Offer?

•	You may tender your Convertible Notes by transferring the Convertible Notes through ATOP or following the other procedures described under “The Offer—Procedures for Tendering Convertible Notes.”

What must I do to participate if my Convertible Notes are held of record by a broker, dealer, commercial bank, trust company or other nominee?

•

If you wish to tender your Convertible Notes and they are held of record by a broker, dealer, commercial bank, trust company or other nominee, you should contact such entity promptly and instruct it to tender your Convertible Notes on your behalf.

•	You are urged to instruct your broker, dealer, commercial bank, trust company or other nominee promptly to make arrangements for processing your instruction.

•

Should you have any questions as to the procedures for tendering your Convertible Notes, please call your broker, dealer, commercial bank, trust company or other nominee, or call the Information Agent at one of its telephone numbers listed on the back cover of this Offer to Purchase.

We are not providing for procedures for tenders of Convertible Notes to be made by guaranteed delivery. Accordingly, you must allow sufficient time for the necessary tender procedures to be completed during the normal business hours of DTC on or prior to the Expiration Date. If you hold your Convertible Notes through a broker, dealer, commercial bank, trust company or other nominee, you should keep in mind that such entity may require you to take action with respect to the Offer a number of days before the Expiration Date in order for such entity to tender Convertible Notes on your behalf on or prior to the Expiration Date. Tenders not completed prior to 12:00 midnight, New York City time, on the Expiration Date will be disregarded and of no effect.

•	See “The Offer—Procedures for Tendering the Convertible Notes.”

Once I have tendered Convertible Notes, can I change my mind and withdraw previously tendered Convertible Notes?

•	You may withdraw previously tendered Convertible Notes at any time before the Offer expires.

•

To withdraw Convertible Notes previously tendered, you or your broker, dealer, commercial bank, trust company or other nominee must cause the DTC participant holding the Convertible Notes through its DTC account to timely generate a “Request Message” with respect to the withdrawal specifying the amount of Convertible Notes to be withdrawn, the name of the registered holder of the Convertible Notes and the number of the account at DTC to be credited with the withdrawn Convertible Notes, and you must otherwise comply with DTC’s procedures. See “The Offer—Withdrawal Rights.”

If your Convertible Notes are held of record through a broker, dealer, commercial bank, trust company or other nominee and you wish to tender or withdraw your Convertible Notes after 5:00 p.m., New York City time, on the Expiration Date, you must make arrangements with your nominee for such nominee to fax a Voluntary Offering Instructions form (in the case of a tender) or a notice of withdrawal form (in the case of a withdrawal) to the Depositary at its number on the back cover of this Offer to Purchase on your behalf prior to 12:00 midnight, New York City time, on the Expiration Date, in accordance with the procedures described under “The Offer—Procedures for Tendering the Convertible Notes” and “The Offer—Withdrawal Rights.”

How will participation in the Offer affect my rights with respect to the Convertible Notes?

•

If your Convertible Notes are tendered and accepted in the Offer, you will receive the purchase price and accrued and unpaid interest with respect thereto, to, but excluding, the settlement date of the Offer, but you will give up all rights and obligations associated with ownership of the Convertible Notes. See “Purposes, Effects and Plans—Material Differences in the Rights of Convertible Note Holders as a Result of the Offer.”

If the Offer is completed and I do not participate in the Offer, how will my rights and obligations under my untendered Convertible Notes be affected?

•

The rights and obligations under the Convertible Notes that remain outstanding after settlement of the Offer will not change as a result of the Offer. However, if a sufficiently large principal amount of Convertible Notes does not remain outstanding after settlement of the Offer, any trading market for the remaining outstanding principal amount of Convertible Notes may be less liquid and more sporadic, and market prices may fluctuate significantly depending on the volume of any trading in the Convertible Notes. See “Purposes, Effects and Plans—Material Differences in the Rights of Convertible Note Holders as a Result of the Offer” and “Purposes, Effects and Plans—Effects of the Offer on the Market for Convertible Notes.”

Will I have to pay brokerage commissions or transfer taxes if I tender my Convertible Notes in the Offer?

•

A registered holder of Convertible Notes that tenders its Convertible Notes directly to the Depositary and who does not give instructions for payment to be made or delivered, or unpurchased Convertible Notes to be issued or delivered, to another person will not need to pay any brokerage commissions to the Dealer Manager or transfer taxes. If you hold Convertible Notes through a broker or bank that is not the Dealer Manager, however, you should ask your broker or bank whether you will be charged a fee to tender your Convertible Notes. See “The Offer—Procedures for Tendering the Convertible Notes,” “The Offer—Purchase of the Convertible Notes; Payment of Purchase Price” and “The Offer—Brokerage Commissions.”

What are the tax consequences of tendering my Convertible Notes?

•

Holders of Convertible Notes may be subject to U.S. federal income taxation upon the receipt of cash from us as payment for the Convertible Notes tendered in the Offer. In addition, proceeds received by a holder on the sale of Convertible Notes pursuant to the Offer may be subject to a 10% withholding tax if the holder fails to provide certain certifications or documentation to the Depositary. See “Purposes, Effects and Plans—Certain United States Federal Income Tax Considerations.”

Is anyone making a recommendation regarding whether I should participate in the Offer?

•

None of us, our management or our board of directors (the “Board of Directors”), the Dealer Manager, the Depositary or the Information Agent makes any recommendation to any holder of Convertible Notes as to whether to tender any Convertible Notes. None of us, our management or Board of Directors, the Dealer Manager, the Depositary or the Information Agent has authorized any person to give any information or to make any representation in connection with the Offer other than the information and representations contained in this Offer to Purchase or in the Letter of Transmittal. If anyone makes any recommendation or representation or gives any such information, you should not rely upon that recommendation, representation or information as having been authorized by us, the Dealer Manager, the Depositary or the Information Agent.

Before making your decision, we urge you to read this Offer to Purchase, including the documents incorporated by reference herein, and the Letter of Transmittal in their entirety. We also urge you to consult your financial and tax advisors in making your own decisions on what action, if any, to take in light of your own particular circumstances.

What is the Company going to do about the call spread hedging arrangements entered into in connection with the issuance of the Convertible Notes?

•

In December 2007, contemporaneous with the original offering of the Convertible Notes, we (i) purchased call options on our common stock with a strike price equal to the per share conversion price of the Convertible Notes (the “Call Options”) to reduce the potential dilution upon conversion of any Convertible Notes, and (ii) sold warrants on our common stock with a strike price of $74.25 per share, which may be settled in net shares or cash at our option (the “Warrants”). The combined effect of the Call Options and the Warrants is to effectively increase the conversion price of the Convertible Notes. In connection with the Offer, we may enter into agreements with one or more of the bank counterparties pursuant to which we would terminate or otherwise unwind in part or in full certain of the Call Options and the Warrants.

How will the Company pay for the Convertible Notes and for any expense associated with any agreement that it may enter into with any bank counterparty?

•

We would need approximately $236.3 million to purchase all of the Convertible Notes outstanding as of March 8, 2011, based on the purchase price per $1,000 principal amount of Convertible Notes of $1,027.50. The Company expects payments for the purchase price of the Convertible Notes to be funded by the net proceeds of a new debt financing and, at our discretion, we also may use cash on hand and/or borrowings under our revolving credit facility. The Offer is conditioned upon, among other things, the satisfaction of, or waiver by us of, the Financing Condition. See “The Offer—Source and Amount of Funds.”

•	We will use cash on hand to pay for any expense associated with any agreement that we enter into with any bank counterparty with the respect to the Call Options and the Warrants.

Whom can I talk to if I have questions about the Offer?

•

Global Bondholder Services Corporation is acting as the Information Agent for the Offer and J.P. Morgan Securities LLC is acting as the Dealer Manager for the Offer. You may call the Information Agent or the Dealer Manager if you have any questions about the Offer. See “The Offer—Persons Employed in Connection with the Offer” and the back cover of this Offer to Purchase for further information.

FORWARD-LOOKING STATEMENTS

Some of the information included in this Offer to Purchase and the documents incorporated by reference herein contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. These statements use forward-looking words such as “may,” “will,” “should,” “could,” “achievable,” “anticipate,” “believe,” “expect,” “estimate,” “project” or other words and phrases of similar meaning. These statements discuss goals, intentions and expectations as to future trends, plans, events, results of operations or financial condition or state other “forward-looking” information. A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statements. We believe we have chosen these assumptions or bases in good faith and that they are reasonable. However, we caution you that assumed facts or bases almost always vary from actual results, and the differences between assumed facts or bases and actual results can be material, depending on the circumstances. When considering forward-looking statements, you should keep in mind the cautionary statements in the documents we have incorporated by reference, including in our Annual Report on Form 10-K for the year ended December 31, 2010. These statements reflect our current views with respect to future events and are subject to various risks, uncertainties and assumptions, including, but not limited, to:

•	the volatility of commodity prices for natural gas, natural gas liquids (“NGLs”) and oil;

•	our ability to develop, explore for, acquire and replace oil and gas reserves and sustain production;

•	any impairments, write-downs or write-offs of our reserves or assets;

•	the projected demand for and supply of natural gas, NGLs and oil;

•	reductions in the borrowing base under our revolving credit facility;

•	our ability to contract for drilling rigs, supplies and services at reasonable costs;

•	our ability to obtain adequate pipeline transportation capacity for our oil and gas production at reasonable cost and to sell the production at, or at reasonable discounts to, market prices;

•	the uncertainties inherent in projecting future rates of production for our wells and the extent to which actual production differs from estimated proved oil and gas reserves;

•	drilling and operating risks;

•	our ability to compete effectively against other independent and major oil and natural gas companies;

•	uncertainties related to expected benefits from acquisitions of oil and natural gas properties;

•	environmental liabilities that are not covered by an effective indemnity or insurance;

•	the timing of receipt of necessary regulatory permits;

•	the effect of commodity and financial derivative arrangements;

•	our ability to maintain adequate financial liquidity and to access adequate levels of capital on reasonable terms;

•	the occurrence of unusual weather or operating conditions, including force majeure events;

•	our ability to retain or attract senior management and key technical employees;

•	counterparty risk related to their ability to meet their future obligations;

•	changes in governmental regulation or enforcement practices, especially with respect to environmental, health and safety matters;

•	uncertainties relating to general domestic and international economic and political conditions; and

•	other risks set forth in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2010.

Additional information concerning these and other factors can be found in our press releases and public periodic filings with the SEC. Many of the factors that will determine our future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this paragraph and in the documents incorporated herein by reference. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

THE OFFER

The Offeror

Penn Virginia Corporation is offering to purchase any and all of our outstanding 4.50% Convertible Senior Subordinated Notes due 2012 (the “Convertible Notes”). The Convertible Notes were originally issued in December 2007. Penn Virginia Corporation is a Virginia corporation. The mailing address of our principal executive offices is Four Radnor Corporate Center, Suite 200, 100 Matsonford Road, Radnor, Pennsylvania 19087. Our telephone number is (610) 687-8900.

Summary of Important Dates for the Offer

Holders of Convertible Notes should take note of the following important dates in connection with the Offer:*

Date	Event
Tuesday, March 8, 2011	The commencement of the Offer.
Tuesday, March 8, 2011 until 12:00 midnight, New York City time, on Monday, April 4, 2011	The period during which holders may tender Convertible Notes.
12:00 midnight, New York City time, on Monday, April 4, 2011	The expiration time, unless the Offer is extended by us in our sole discretion. The final date and time that tendered Convertible Notes may be withdrawn pursuant to the Offer.
Friday, April 8, 2011	The payment date, on which, upon the terms and subject to the conditions of the Offer, we expect to accept for purchase and pay the purchase price, plus accrued and unpaid interest, for any Convertible Notes that are validly tendered (and not validly withdrawn) pursuant to the offer prior to the expiration time.

*	This schedule is subject to change if we extend or otherwise amend the Offer, in our sole discretion.

Principal Amount of Convertible Notes; Price

We are offering to purchase for cash, upon the terms and subject to the conditions of the Offer, any and all of the outstanding Convertible Notes for a cash purchase price for each $1,000 principal amount of Convertible Notes equal to $1,027.50.

In addition, holders will receive in respect of their Convertible Notes that are accepted for purchase accrued and unpaid interest on such Convertible Notes to, but excluding, the settlement date of the Offer. All amounts payable pursuant to the Offer will be rounded to the nearest cent.

Subject to the terms and conditions of the Offer, all Convertible Notes validly tendered in the Offer and not validly withdrawn prior to 12:00 midnight, New York City time, on the Expiration Date will be purchased in the Offer. As of March 8, 2011, there was $230,000,000 aggregate principal amount of Convertible Notes outstanding.

All Convertible Notes validly tendered but not purchased because the Offer is not completed will be returned to you at our expense promptly following the earlier of the termination or expiration of the Offer.

You may withdraw your Convertible Notes from the Offer by following the procedures described under “—Withdrawal Rights.”

If we:

•	increase or decrease the purchase price to be paid for the Convertible Notes; or

•	decrease the principal amount of Convertible Notes we are seeking to purchase,

then the Offer must remain open, or will be extended, until at least ten business days from, and including, the date that notice of any such change is first published, sent or given in the manner described under “—Extension of the Offer; Termination; Amendment.” For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

The Offer is conditioned upon the satisfaction of, or where applicable, waiver by us of, (i) the Minimum Tender Condition, (ii) the Financing Condition, (iii) the Lender Consent Condition and (iv) the Noteholder Consent Condition, and the other general conditions discussed under “—Conditions of the Offer.”

Procedures for Tendering the Convertible Notes

All of the Convertible Notes are held in book-entry form through the facilities of DTC, and all of the Convertible Notes are currently represented by one or more global certificates held for the account of DTC.

If you desire to tender Convertible Notes, you may tender such Convertible Notes to the Depositary through ATOP or by submitting a signed Letter of Transmittal, together with a confirmation of book-entry transfer of the Convertible Notes and any other required documents, in either case by following the procedures set forth below.

We are not providing for tenders of Convertible Notes to be made by guaranteed delivery. Accordingly, you must allow sufficient time for the necessary tender procedures to be completed during the normal business hours of DTC on or prior to the Expiration Date. If you hold your Convertible Notes through a broker, dealer, commercial bank, trust company or other nominee, you should keep in mind that such entity may require you to take action with respect to the Offer a number of days before the Expiration Date in order for such entity to tender Convertible Notes on your behalf on or prior to the Expiration Date. Tenders not completed prior to 12:00 midnight, New York City time, on the Expiration date will be disregarded and of no effect.

How to Tender If You Are a Beneficial Owner but Not a DTC Participant

If you hold your Convertible Notes through a broker, dealer, commercial bank, trust company or other nominee, you will need to timely instruct your broker, dealer, commercial bank, trust company or other nominee to tender your Convertible Notes prior to the Expiration Date in the manner described below and upon the terms and conditions set forth in this Offer to Purchase. Please refer to any materials forwarded to you by your broker, dealer, commercial bank, trust company or other nominee to determine how you can timely instruct your nominee to take these actions.

In order to participate in the Offer, you must instruct your broker, dealer, commercial bank, trust company or other nominee to participate on your behalf. Your broker, dealer, commercial bank, trust company or other nominee should arrange for the DTC participant holding the Convertible Notes through its DTC account to tender those Convertible Notes in the Offer to the Depositary prior to 12:00 midnight, New York City time, on the Expiration Date.

If you hold your Convertible Notes through a broker, dealer, commercial bank, trust company or other nominee, you should keep in mind that such entity may require you to take action with respect to the Offer a number of days before the Expiration Date in order for such entity to tender Convertible Notes on your behalf prior to 12:00 midnight, New York City time, on the Expiration Date.

You are urged to instruct your broker, dealer, commercial bank, trust company or other nominee promptly to make arrangements for processing your instruction.

If you hold your Convertible Notes through a broker or bank other than the Dealer Manager, you should ask your broker or bank if you will be charged a fee to tender your Convertible Notes through such broker or bank.

How to Tender if You Are a DTC Participant

To participate in the Offer, a DTC participant must:

•	comply with the ATOP procedures of DTC described below; or

•

(i) complete and sign and date the Letter of Transmittal, or a facsimile of the Letter of Transmittal, (ii) have the signature on the Letter of Transmittal guaranteed if the Letter of Transmittal so requires, (iii) mail or deliver the Letter of Transmittal or facsimile thereof, together with any other documents required by the Letter of Transmittal, to the Depositary prior to 12:00 midnight, New York City time, on the Expiration Date, and (iv) ensure that the Depositary receives, prior to 12:00 midnight, New York City time, on the Expiration Date, a timely confirmation of book-entry transfer of such Convertible Notes into the Depositary’s account at DTC according to the procedure for book-entry transfer described below.

No documents should be sent to us, the Dealer Manager or the Information Agent. The Agent’s Message (as defined below) or the Letter of Transmittal should be delivered only to the Depositary. The Depositary will not accept any tender materials other than the Letter of Transmittal or the Agent’s Message.

By tendering Convertible Notes pursuant to the Offer, you will be deemed to have agreed that the delivery and surrender of the Convertible Notes is not effective, and the risk of loss of the Convertible Notes does not pass to the Depositary, until receipt by the Depositary of the items listed above together with all accompanying evidences of authority and any other required documents in form satisfactory to us. In all cases, you should allow sufficient time to assure delivery to the Depositary prior to 12:00 midnight, New York City time, on the Expiration Date.

Tendering through DTC’s ATOP

The Depositary will establish an account at DTC with respect to the Convertible Notes for purposes of the Offer, and any financial institution that is a DTC participant may make book-entry delivery of eligible Convertible Notes by causing DTC to transfer such Convertible Notes into the Depositary’s account in accordance with DTC’s procedures for such transfer.

The Depositary and DTC have confirmed that Convertible Notes held in book-entry form through DTC that are to be tendered in the Offer are eligible for ATOP. To effectively tender Convertible Notes, DTC participants may until 5:00 p.m., New York City time, on the Expiration Date, in lieu of physically completing and signing the Letter of Transmittal and delivering it to the Depositary, electronically transmit their acceptance through ATOP, and DTC will then verify the acceptance, execute a book-entry delivery to the Depositary’s account at DTC and send an Agent’s Message to the Depositary for its acceptance. The confirmation of a book-entry transfer into the Depositary’s account at DTC as described above is referred to herein as a “Book-Entry Confirmation.” Delivery of documents to DTC does not constitute delivery to the Depositary.

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the DTC participant described in such Agent’s Message, stating that such participant has received and agrees to be bound by the terms and conditions of the Offer as set forth in this Offer to Purchase and the Letter of Transmittal, and that we may enforce such agreement against such participant.

To effectively tender Convertible Notes after 5:00 p.m., New York City time, on April 4, 2011, but before 12:00 midnight, New York City time, on the Expiration Date, DTC participants may complete and sign a Voluntary Offering Instructions form and deliver it via email to the Depositary at gstaubyn@gbsc-usa.com and kng@gbsc-usa.com. The Voluntary Offering Instructions form is available at http://www.gbsc-usa.com/pennvirginia. Immediately after delivering the Voluntary Offering Instructions form, a DTC participant should telephone the Depositary at its telephone number listed on the back cover of this Offer to Purchase to confirm receipt and determine if any further action is required.

If you desire to tender your Convertible Notes on the Expiration Date through ATOP, you must allow sufficient time for completion of the ATOP procedures during the normal business hours of DTC on such date.

If your Convertible Notes are held of record through a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your Convertible Notes after 5:00 p.m., New York City time, on April 4, 2011, you must make arrangements with your nominee for such nominee to fax a Voluntary Offering Instructions form to the Depositary at its number on the back cover of this Offer to Purchase on your behalf prior to 12:00 midnight, New York City time, on the Expiration Date, in accordance with the procedures described above.

Signature Guarantees

All signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the NYSE Medallion Signature Program or the Stock Exchange Medallion Program (each, a “Medallion Signature Guarantor”) unless the Convertible Notes tendered or withdrawn, as the case may be, pursuant thereto are tendered (1) by the DTC participant whose name appears on a security position listing as the owner of the Convertible Notes who has not completed the box entitled Special Payment Instructions or Special Delivery Instructions on the Letter of Transmittal or (2) for the account of a member firm of a registered national securities exchange, a member of the Financial Industry Regulatory Authority, Inc. or a commercial bank, trust company or other nominee having an office or correspondent in the United States. If Convertible Notes are registered in the name of a person other than the signatory of a Letter of Transmittal or a notice of withdrawal, as the case may be, or if delivery of the purchase price is to be made or tendered, or Convertible Notes that are not accepted are to be returned, to a person other than the holder, then the signature on the Letter of Transmittal accompanying the tendered Convertible Notes must be guaranteed by a Medallion Signature Guarantor as described above.

General Provisions

The method of delivery of Convertible Notes and all other documents or instructions, including, without limitation, the Agent’s Message and the Letter of Transmittal, is at your risk.

All questions as to the form of all documents and the validity (including time of receipt) and acceptance of all tenders and withdrawals of Convertible Notes will be determined by us. In the event of a dispute, a court of competent jurisdiction has the power to review and make binding determinations with respect to our determinations of these matters. Alternative, conditional or contingent tenders will not be considered valid. We reserve the absolute right to reject any or all tenders of Convertible Notes that are not in proper form or the acceptance of which would, in our opinion, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular Convertible Notes. A waiver of any defect of irregularity with respect to the tender of any Convertible Note shall not constitute a waiver of the same or any other defect or irregularity with respect to the tender of any other Convertible Notes except to the extent we may otherwise so provide. We will interpret the terms and conditions of the Offer. In the event of a dispute, a court of competent jurisdiction has the power to review and make binding determinations with respect to our interpretation of the terms and conditions of the Offer. Tenders of Convertible Notes shall not be deemed to have been made until any defects or irregularities have been waived by us or cured. None of us, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any tender of Convertible Notes, or will incur any liability to you for failure to give any such notification.

All tendering holders, by execution of the Letter of Transmittal or a Voluntary Offering Instructions form or a facsimile thereof, or transmission of an Agent’s Message through ATOP, waive any right to receive notice of the acceptance of their Convertible Notes for purchase.

Convertible Notes being tendered must be delivered to the Depositary in accordance with the procedures described in this Offer to Purchase, before 12:00 midnight, New York City time, on the Expiration Date.

No Appraisal Rights

No appraisal rights are available to holders of Convertible Notes under applicable law in connection with the Offer.

Your Representation and Warranty; Our Acceptance Constitutes an Agreement

A tender of Convertible Notes under the procedures described above will constitute your acceptance of the terms and conditions of the Offer. In addition, by instructing your custodian or nominee to tender your Convertible Notes in the Offer, you are representing, warranting and agreeing that, among other things:

•	you have received a copy of this Offer to Purchase and the Letter of Transmittal and agree to be bound by all the terms and conditions of the Offer;

•	you have full power and authority to tender your Convertible Notes;

•

you have assigned and transferred the Convertible Notes to the Depositary and irrevocably constitute and appoint the Depositary as your true and lawful agent and attorney-in-fact to cause your Convertible Notes to be tendered in the Offer, that power of attorney being irrevocable and coupled with an interest, subject only to the right of withdrawal described in this Offer to Purchase; and

•

your Convertible Notes are being tendered, and will, when accepted by the Depositary, be free and clear of all charges, liens, restrictions, claims, equitable interests and encumbrances, other than the claims of a holder under the express terms of the Offer.

Your custodian or nominee, by delivering, or causing to be delivered, the Convertible Notes and the completed Agent’s Message or Letter of Transmittal to the Depositary is representing and warranting that you, as owner of the Convertible Notes, have represented, warranted and agreed to each of the above.

By tendering Convertible Notes pursuant to the Offer, you will also be deemed to have agreed to, upon request, execute and deliver any additional documents deemed by the Depositary or by us to be necessary or desirable to complete the tender, sale, assignment and transfer of the Convertible Notes tendered thereby.

Our acceptance for purchase of Convertible Notes tendered under the Offer will constitute a binding agreement between you and us upon the terms and conditions of the Offer described in this Offer to Purchase and the related documents. Such agreement will be governed by, and construed in accordance with, the laws of the State of New York.

Return of the Convertible Notes if the Offer is not Completed

If any validly tendered Convertible Notes are not purchased because the Offer is not completed, such unpurchased Convertible Notes will be returned without cost to the tendering holder promptly after the earlier of the termination or expiration of the Offer by book-entry delivery through DTC to the accounts of the applicable DTC participants.

Backup Withholding and Information Reporting

For a discussion of certain United States federal income tax consequences to tendering holders, including possible information reporting and backup withholding, see “Purposes, Effects and Plans—Certain United States Federal Income Tax Considerations.”

Withdrawal Rights

Convertible Notes tendered in the Offer may be withdrawn at any time before 12:00 midnight, New York City time, on the Expiration Date. Except as otherwise provided in this section, tenders of Convertible Notes are irrevocable.

For a withdrawal of a tender of Convertible Notes to be effective, a written or facsimile transmission notice of withdrawal must be received by the Depositary prior to 12:00 midnight, New York City time, on the Expiration Date, by mail, fax or hand delivery at its address or facsimile number listed on the back cover of this Offer to Purchase or by a properly transmitted “Request Message” through ATOP. Any such notice of withdrawal must:

•

specify the name of the person who tendered the Convertible Notes to be withdrawn and the name of the DTC participant whose name appears on the security position listing as the owner of such Convertible Notes, if different from that of the person who deposited the Convertible Notes;

•	contain the aggregate principal amount of Convertible Notes to be withdrawn and the number of the account at DTC to be credited with the withdrawn Convertible Notes;

•	unless transmitted through ATOP, be signed by the holder thereof in the same manner as the original signature on the Letter of Transmittal, including any required signature guarantee(s); and

•

if the Letter of Transmittal was executed by a person other than the DTC participant whose name appears on a security position listing as the owner of the Convertible Notes, be accompanied by a properly completed irrevocable proxy that authorized such person to effect such withdrawal on behalf of such holder.

Withdrawal of Convertible Notes can only be accomplished in accordance with the foregoing procedures.

If you tendered your Convertible Notes through a broker, dealer, commercial bank, trust company or other nominee and wish to withdraw your Convertible Notes, you will need to make arrangements for withdrawal with your nominee. Your ability to withdraw the tender of your Convertible Notes will depend upon the terms of the arrangements you have made with your nominee and, if your nominee is not the DTC participant tendering those Convertible Notes, the arrangements between your nominee and such DTC participant, including any arrangements involving intermediaries between your nominee and such DTC participant.

If you tendered Convertible Notes through a broker, dealer, commercial bank, trust company or other nominee and you wish to withdraw your Convertible Notes after 5:00 p.m., New York City time, on the Expiration Date, you must make arrangements with your nominee for such nominee to fax a notice of withdrawal to the Depositary at its number on the back cover of this Offer to Purchase on your behalf prior to 12:00 midnight, New York City time, on the Expiration Date.

Through DTC, the Depositary will return to tendering holders all Convertible Notes in respect of which it has received valid withdrawal instructions promptly after it receives such instructions.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal of a tender will be determined by us. In the event of a dispute, a court of competent jurisdiction has the power to review and make binding determinations with respect to our determinations of these matters. We reserve the absolute right to reject any or all attempted withdrawals of Convertible Notes that are not in proper form or the acceptance of which would, in our opinion, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of a withdrawal as to particular Convertible Notes. A waiver of any defect or irregularity with respect to the withdrawal of any Convertible Note shall not constitute a waiver of the same or any other defect or irregularity with respect to the withdrawal of any other Convertible Note except to the extent we may otherwise so provide. Withdrawals of Convertible Notes shall not be deemed to have been made until any defects or irregularities have been waived by us or cured. None of us, the Depositary, the Dealer Manager, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal of a tender or incur any liability for failure to give any such notification.

Withdrawals may not be rescinded, and any Convertible Notes validly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer unless the withdrawn Convertible Notes are validly re-tendered before the expiration of the Offer by following the procedures described under “—Procedures for Tendering the Convertible Notes.”

If we extend the Offer, are delayed in our acceptance for purchase of Convertible Notes, or are unable to accept for purchase Convertible Notes under the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, subject to applicable law, retain tendered Convertible Notes on our behalf, and such Convertible Notes may not be withdrawn except to the extent tendering holders are entitled to withdrawal rights as described in this section.

Purchase of the Convertible Notes; Payment of Purchase Price

Upon the terms and conditions of the Offer, promptly following the Expiration Date, we will accept for purchase and pay for, and thereby purchase, all Convertible Notes validly tendered and not validly withdrawn.

For purposes of the Offer, we will be deemed to have accepted for purchase and therefore purchased Convertible Notes that are validly tendered and not validly withdrawn only when, as and if we give notice to the Depositary of our acceptance of such Convertible Notes for purchase.

Upon the terms and conditions of the Offer, promptly after the Expiration Date, we will accept for purchase and pay the purchase price, and accrued and unpaid interest payable pursuant to the terms of the Offer, for any and all of the Convertible Notes that are validly tendered and not validly withdrawn.

We will pay the aggregate purchase price, and accrued and unpaid interest payable pursuant to the terms of the Offer, for each of the Convertible Notes purchased pursuant to the Offer to an account designated by the Depositary, which will act as custodian or nominee for tendering holders for the purpose of receiving payment from us and transmitting payment to the tendering holders.

We will not pay interest on the purchase price, or the accrued and unpaid interest payable pursuant to the terms of the Offer, with respect to any of the Convertible Notes regardless of any delay in making payment on the part of the Depositary or DTC. In addition, if certain events occur, we may not be obligated to purchase Convertible Notes in the Offer. See the conditions of the Offer under “—Conditions of the Offer.”

We will pay all transfer taxes, if any, payable on the transfer to us of Convertible Notes purchased under the Offer. If, however, (i) payment of the purchase price is to be made to any person other than the registered holder or (ii) Convertible Notes not tendered for purchase are to be registered in the name of any person other than the registered holder, then the amount of all transfer taxes, if any (whether imposed on the registered holder, the other person or otherwise), payable on account of the transfer to the other person, will be deducted from the purchase price unless satisfactory evidence of the payment of the transfer taxes, or exemption therefrom, is submitted.

Conditions of the Offer

Notwithstanding any other provision of the Offer, we will not be required to accept for purchase and pay for any Convertible Notes tendered, and we may terminate or amend the Offer or may postpone the acceptance for purchase of, or the purchase of and the payment for Convertible Notes, subject to Rule 14e-1(c) under the Exchange Act, which requires that an offeror pay the consideration offered or return the Convertible Notes tendered promptly after the termination or withdrawal of a tender offer, if the Minimum Tender Condition, the Financing Condition, the Lender Consent Condition and the Noteholder Consent Condition are not, in each case, satisfied or waived, or if:

•	in our reasonable judgment, as determined prior to the expiration of the Offer, the purchase of Convertible Notes will result in any adverse tax consequences to us; or

•	in our reasonable judgment, any of the following shall have occurred and be continuing:

—	there shall have occurred:

•	any general suspension of trading in, or limitation on prices for, securities in the United States securities or financial markets;

•	a material impairment in the trading market for debt or convertible debt securities;

•	any suspension or limitation of trading of any of our securities on any exchange or in the over-the-counter market;

•	a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory);

•

any limitation (whether or not mandatory) by any governmental authority on, or other event that, in our reasonable judgment, would have a reasonable likelihood of affecting, the extension of credit by banks or other lending institutions in the United States;

•

any attack on, outbreak or escalation of hostilities or acts of terrorism involving the United States that would reasonably be expected to have a materially adverse effect on our or our affiliates’ business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects; or

•	any significant adverse change in the United States securities or financial markets generally, or in the worldwide market for analytical and research instruments, equipment,

reagents and consumables, software and related services, that, in our reasonable judgment, would have a material adverse effect on our or our affiliates’ business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects or those of our affiliates or in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof;

—

there exists an order, statute, rule, regulation, executive order, stay, decree, judgment or injunction that shall have been enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in our reasonable judgment, would or would be reasonably likely to prohibit, prevent or materially restrict or delay consummation of the Offer or that is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects or those of our affiliates;

—

there shall have been instituted, threatened or be pending any action or proceeding before or by any court, governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the Offer, that is, or is reasonably likely to be, in our reasonable judgment, materially adverse to our business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects or those of our affiliates, or which would or might, in our reasonable judgment, directly or indirectly prohibit, prevent, restrict or delay consummation of the Offer or otherwise adversely affect the Offer in any material manner;

—

there shall have occurred any tender offer with respect to some or all of our outstanding common stock, or any merger, acquisition or other business combination proposal involving us or our affiliates made by any person or entity;

—

there exists any other actual or threatened legal impediment to the Offer or any other circumstances that would, in our reasonable judgment, materially adversely affect the transactions contemplated by the Offer, or the contemplated benefits of the Offer to us or our affiliates;

—

there shall have occurred any development which would, in our reasonable judgment, materially adversely affect our business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects or those of our affiliates;

—	an event or events or the likely occurrence of an event or events that would or might reasonably be expected to prohibit, restrict or delay the consummation of the Offer; or

—

the trustee for the Convertible Notes objects in any respect to, or takes any action that would be reasonably likely to materially and adversely affect, the consummation of the Offer, or takes any action that challenges the validity or effectiveness of the procedures used by us in the making of the Offer or in the acceptance of Convertible Notes.

We expressly reserve the right, in our sole discretion, to amend or terminate the Offer and to reject for purchase any Convertible Notes not previously accepted for purchase, upon the occurrence of any of the conditions of the Offer specified above. In addition, we expressly reserve the right, in our sole discretion, to waive any of the conditions of the Offer, in whole or in part, on or prior to the Expiration Date. We will give prompt notice of any amendment, non-acceptance, termination or waiver to the Depositary, followed by a timely public announcement.

These conditions are for our sole benefit, and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times in our sole discretion. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times. All conditions to the Offer must be satisfied or waived prior to the expiration of the Offer.

Market and Recent Prices for the Convertible Notes and the Common Stock

There is no established reporting system or trading market for trading in the Convertible Notes. We believe that the Convertible Notes are currently traded over-the-counter. Our common stock is listed on the New York Stock Exchange under the symbol “PVA.” The following table sets forth, for the periods indicated, the reported high and low closing sales prices in U.S. dollars for our common stock on the New York Stock Exchange, rounded to the nearest cent.

	Common Stock Sales Prices		Cash Dividends Declared
Calendar Period	High	Low
2009
First quarter	$31.53	$7.22	$0.05625
Second quarter	$23.24	$10.46	$0.05625
Third quarter	$23.92	$13.16	$0.05625
Fourth quarter	$26.32	$17.25	$0.05625

2010
First quarter	$27.80	$21.64	$0.05625
Second quarter	$29.25	$19.63	$0.05625
Third quarter	$20.50	$13.38	$0.05625
Fourth quarter	$18.80	$14.29	$0.05625

2011
First quarter	$18.31	$15.02

The closing price of our common stock on the New York Stock Exchange on March 7, 2011 was $15.91 per share.

We urge you to obtain more current price information for our common stock and the Convertible Notes during the Offer period.

Payment of dividends is at the discretion of our Board of Directors and will depend upon, among other factors, our earnings, capital requirements and financial condition.

On March 8, 2011, there was $230,000,000 aggregate principal amount of Convertible Notes outstanding.

Whether or not the Offer is consummated, subject to applicable law, we or our affiliates may, from time to time, acquire Convertible Notes, otherwise than pursuant to the Offer, through open market or privately negotiated transactions, through tender offers, exchange offers or otherwise, or we may redeem notes pursuant to their terms. Any future purchases may be on the same terms or on terms that are more or less favorable to holders of Convertible Notes than the terms of the Offer, and could be for cash or other consideration. Any future purchase by us or our affiliates will depend on various factors existing at the time of such future purchase. There can be no assurance as to which, if any, of these alternatives (or combinations thereof) we or our affiliates may choose to pursue in the future.

Pursuant to Rule 13e-4(f)(6) under the Exchange Act, neither we nor our affiliates may purchase any Convertible Notes other than pursuant to the offer until ten business days after the applicable expiration time or other date of termination of the Offer.

Source and Amount of Funds

We would need approximately $236.3 million to purchase all of the Convertible Notes outstanding as of March 8, 2011, based on the purchase price per $1,000 principal amount of Convertible Notes of $1,027.50. The Company expects payments for the purchase price of the Convertible Notes to be funded by the net proceeds of a new debt financing and, at our discretion, we also may use cash on hand and/or borrowings under our revolving credit facility.

We will use cash on hand to pay for any expense associated with any agreement that we enter into with any bank counterparty with respect to the Call Options and the Warrants. See “—Transactions Related to the Offer.”

Notwithstanding any other provision of this Offer, our obligations to accept for purchase, and to pay for, any Convertible Notes validly tendered and not validly withdrawn prior to 12:00 midnight, New York City time, on the Expiration Date is conditioned upon, among other things, the satisfaction or waiver by us of the Financing Condition. See “—Conditions of the Offer.”

Extension of the Offer; Termination; Amendment

We reserve the right, in our sole discretion, at any time and from time to time, to extend the period of time during which the Offer is open, and to delay acceptance for purchase of, and payment for any Convertible Notes by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. There can be no assurance that we will exercise our right to extend the expiration time of the Offer. We also reserve the right, in our sole discretion, to terminate the Offer and not accept for purchase or pay for any Convertible Notes not previously accepted for purchase or paid for, or, subject to applicable law, to postpone payment for Convertible Notes, if any conditions of the Offer fail to be satisfied, by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay acceptance for purchase or to delay payment for Convertible Notes which we have accepted for purchase is limited by Rule 14e-1(c) under the Exchange Act, which requires payment of the consideration offered or return of the Convertible Notes promptly after termination or withdrawal of the Offer.

Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether or not any of the events or conditions described under “Conditions of the Offer” have occurred or are deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of Convertible Notes or by decreasing the principal amount of Convertible Notes being sought in the Offer. Amendments to the Offer may be made at any time and from time to time by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled Expiration Date.

Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a press release.

If we materially change the terms of the Offer or the information concerning the Offer or waive a condition of the Offer that results in a material change to the circumstances of the Offer, we will disseminate additional tender offer materials and extend the Offer (including the time within which to withdraw tenders) to the extent required by Rule 14e-1(b) under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of Convertible Notes sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If we:

•	increase or decrease the purchase price to be paid for the Convertible Notes; or

•	decrease the principal amount of Convertible Notes we are seeking to purchase,

then the Offer must remain open, or will be extended, until at least ten business days from, and including, the date that notice of any such change is first published, sent or given in the manner described above. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

Other than an extension of the Offer, we are not aware of any circumstance that would cause us to delay acceptance of any validly tendered Convertible Notes.

Security Ownership

Neither we, nor to the best of our knowledge, any of our executive officers, directors, affiliates or subsidiaries nor, to the best of our knowledge, any of our subsidiaries’ directors or executive officers, nor any associates or subsidiaries of any of the foregoing, (a) owns any Convertible Notes or (b) has effected any transactions involving the Convertible Notes during the 60 days prior to the date of this Offer to Purchase. To the best of our knowledge, we will not acquire any Convertible Notes from any of our directors, officers or affiliates pursuant to the Offer.

Brokerage Commissions

A registered holder of Convertible Notes that tenders its Convertible Notes directly to the Depositary will not need to pay any brokerage fee or commission to us, the Dealer Manager or the Depositary in connection with the tender of such Convertible Notes. However, if a tendering holder effectuates such tender through its broker, dealer, commercial bank, trust company or other nominee, that holder may be required to pay such entity fees or commissions. If you hold your Convertible Notes through a broker or bank other than the Dealer Manager, you should ask your broker or bank if you will be charged a fee to tender your Convertible Notes through such broker or bank.

Fees and Expenses

We will bear the expenses of soliciting tenders of Convertible Notes. The principal solicitation is being made by mail. Additional solicitation may, however, be made by e-mail, facsimile transmission, and telephone or in person by our officers and other employees and those of our affiliates and others acting on our behalf. The Company will, upon request, reimburse brokers and dealers for customary mailing and handling expenses incurred by them in forwarding this Offer to Purchase to the beneficial owners of Convertible Notes held by them as a nominee or in a fiduciary capacity.

No Recommendation

Our Board of Directors has approved the Offer. However, none of us, our management or Board of Directors, the Dealer Manager, the Depositary or the Information Agent makes any recommendation to any holder of Convertible Notes as to whether to tender any Convertible Notes. None of us, our management or Board of Directors, the Dealer Manager, the Depositary or the Information Agent has authorized any person to give any information or to make any representation in connection with the Offer other than the information and representations contained in this Offer to Purchase or in the Letter of Transmittal. If anyone makes any recommendation or representation or gives any such information, you should not rely upon that recommendation, representation or information as having been authorized by us, the Dealer Manager, the Depositary or the Information Agent.

Before making your decision, we urge you to read this Offer to Purchase, including the documents incorporated by reference herein, and the Letter of Transmittal in their entirety. We also urge you to consult your financial and tax advisors in making your own decisions on what action, if any, to take in light of your own particular circumstances.

Persons Employed in Connection with the Offer

Dealer Manager

The Dealer Manager for the Offer is J.P. Morgan Securities LLC. We have agreed to pay the Dealer Manager a customary fee for its services as Dealer Manager in connection with the Offer and to reimburse the Dealer Manager for certain expenses incurred in connection with the Offer. We have also agreed to indemnify the Dealer Manager against certain liabilities that may arise in connection with the Offer, including liabilities under the federal securities laws.

The Dealer Manager and its affiliates have rendered and may in the future render various securities underwriting, investment banking, lending and commercial banking services and other advisory services to us and our subsidiaries. An affiliate of the Dealer Manager is also the administrative agent and the letter of credit issuing bank under our revolving credit facility, and the Dealer Manager is also the sole bookrunner and sole arranger under our revolving credit facility. The Dealer Manager has received, and may in the future receive, customary compensation from us and our subsidiaries for such services. In the ordinary course of business, including in its trading and brokerage operations and in a fiduciary capacity, the Dealer Manager and its affiliates may hold positions, both long and short, for its own account and for those of its customers, in our securities. The Dealer Manager may from time to time hold Convertible Notes and shares of our common stock in its proprietary accounts, and, to the extent it owns Convertible Notes in these accounts at the time of the Offer, the Dealer Manager may tender these Convertible Notes.

Depositary

Global Bondholder Services Corporation has been appointed as the Depositary for the Offer. We have agreed to pay the Depositary reasonable and customary fees for its services and will reimburse the Depositary for its reasonable out-of-pocket expenses. All documents, if any, required to be delivered to the Depositary should be sent or delivered to the Depositary at the address listed on the back cover of this Offer to Purchase. Delivery of the Letter of Transmittal to an address or transmission of instructions via facsimile other than as set forth on the back cover of this Offer to Purchase does not constitute a valid delivery of the Letter of Transmittal or such instructions. See “—Procedures for Tendering the Convertible Notes.”

Information Agent

Global Bondholder Services Corporation has been appointed as the Information Agent for the Offer. We have agreed to pay the Information Agent reasonable and customary fees for its services and will reimburse the

Information Agent for its reasonable out-of-pocket expenses. Any questions and requests for assistance or requests for additional copies of this Offer to Purchase or the Letter of Transmittal should be directed to the Information Agent at the address listed on the back cover of this Offer to Purchase.

None of the Dealer Manager, the Depositary or the Information Agent is responsible for the accuracy or completeness of the information contained in this document or for any failure by us to disclose events that may have occurred and may affect the significance or accuracy of such information.

Transactions Related to the Offer

In December 2007, contemporaneous with the original offering of the Convertible Notes, we (i) purchased the Call Options to reduce the potential dilution upon conversion of any Convertible Notes, and (ii) sold the Warrants. The combined effect of the Call Options and the Warrants is to effectively increase the conversion price of the Convertible Notes. In connection with the Offer, we may enter into agreements with one or more of the bank counterparties pursuant to which we would terminate or otherwise unwind in part or in full certain of the Call Options and the Warrants.

Miscellaneous

This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of our Convertible Notes and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on our list of holders of Convertible Notes or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Convertible Notes.

The Offer is not being made to (nor will tenders of Convertible Notes be accepted from or on behalf of) holders of Convertible Notes in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of such jurisdiction. However, we, in our sole discretion, may take such action as we may deem necessary to make or extend the Offer in any such jurisdiction.

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If it becomes aware of any jurisdiction where the making of the Offer or the acceptance of Convertible Notes pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Convertible Notes in such jurisdiction.

None of us, our management or Board of Directors, the Dealer Manager, the Depositary or the Information Agent has authorized any person to give any information or to make any representation in connection with the Offer other than the information and representations contained in this Offer to Purchase or in the Letter of Transmittal. If anyone makes any recommendation or representation or gives any such information, you should not rely upon that recommendation, representation or information as having been authorized by us, the Dealer Manager, the Depositary or the Information Agent.

PURPOSES, EFFECTS AND PLANS

Purposes of the Offer

The principal purpose of the Offer is to refinance the Convertible Notes using the net proceeds of a new debt financing.

Future Purchases

Following completion of the Offer, we may repurchase additional Convertible Notes that remain outstanding in the open market, in privately negotiated transactions or otherwise. Future purchases of Convertible Notes that remain outstanding after the Offer may be on terms that are more or less favorable than the Offer. Future purchases, if any, will depend on many factors, which include market conditions and the condition of our business.

Material Differences in the Rights of Convertible Note Holders as a Result of the Offer

Effects on the Holders of Convertible Notes Tendered and Accepted in the Offer

If your Convertible Notes are tendered and accepted in the Offer, you will receive the purchase price per $1,000 principal amount of Convertible Notes tendered and accepted, but will give up rights and obligations associated with ownership of such Convertible Notes. Below is a summary of certain rights that you will forgo and obligations of which you will be relieved if you tender your Convertible Notes and the tender is accepted. The summary below does not purport to describe all of the terms of the Convertible Notes and is qualified in its entirety by reference to the Subordinated Indenture, dated as of December 5, 2007 (the “Base Indenture”), among the Company, the subsidiary guarantors named therein, and Wells Fargo Bank, N.A., as trustee (the “Trustee”), as amended and supplemented by the First Supplemental Indenture, dated as of December 5, 2007, between the Company and the Trustee (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), each of which is incorporated herein by reference. See “Where You Can Find More Information.”

Cash Distributions. If you continue to hold any Convertible Notes after settlement of the Offer, you will be entitled under the terms of the Convertible Notes to receive regular semi-annual interest payments at the rate of 4.50% per annum.

Conversion Rights of Holders. If you continue to hold any Convertible Notes after settlement of the Offer, subject to the conditions and during the periods and under the circumstances described below, you may convert your Convertible Notes into a cash settlement amount determined by reference to the then applicable conversion rate (as of the date of this Offer to Purchase 17.3160 shares of our common stock per $1,000 principal amount of Convertible Notes) (subject to adjustment upon the occurrence of certain events), (i) prior to the close of business on the business day immediately preceding September 15, 2012, only upon satisfactions of one or more of the conditions described below and (ii) on or after September 15, 2012, at any time prior to the close of business on the third business day immediately preceding November 15, 2012 irrespective of the conditions described below:

•

You may surrender all or a portion of your Convertible Notes for conversion during any fiscal quarter (and only during such fiscal quarter), if the last reported sale price of the common stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter is greater than or equal to 130% of the applicable conversion price on each such trading day.

•

You may surrender your Convertible Notes for conversion during the five business day period after any ten consecutive trading day period in which the trading price per $1,000 principal amount of Convertible Notes for each day of such period was less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate.

•	If we elect to:

—

issue to all or substantially all holders of our common stock certain rights entitling them to purchase, for a period expiring within 60 days after the date of the distribution, shares of our common stock at a price per share less than the average of the last reported sale prices of a share of our common stock for the 10 consecutive trading day period ending on the trading day preceding the date of announcement of such issuance; or

—

distribute to all or substantially all holders of our common stock our assets, debt securities or certain rights to purchase our securities, which distribution has a per share value, as reasonably determined by our Board of Directors, exceeding 10% of the last reported sale price of our common stock on the trading day preceding the date of announcement for such distribution, we must notify you, in the manner provided in the Indenture, at least 30 scheduled trading days prior to the ex-dividend date for such issuance or distribution. Once we have given such notice, you may surrender the Convertible Notes for conversion into cash and shares of our common stock at any time until the earlier of 5:00 p.m., New York City time, on the business day immediately prior to such ex-dividend date or our announcement that such issuance or distribution will not take place, even if the Convertible Notes are not otherwise convertible at such time.

•

If, prior to the close of business on the business day immediately preceding September 15, 2012, a transaction or event that constitutes a “fundamental change” or a “make-whole fundamental change” (each as defined in the Indenture) occurs, regardless of whether you have the right to require the Company to purchase the Convertible Notes pursuant to the Indenture, or if the Company is a party to a consolidation, merger, binding share exchange, or transfer or lease of all or substantially all of the Company’s assets, pursuant to which our common stock would be converted into cash, securities or other assets, you may surrender Convertible Notes for conversion into cash and shares of our common stock at any time from or after the effective date of such transaction until 35 trading days after such effective date or, if such transaction also constitutes a fundamental change, until the close of business on the business day immediately preceding the related fundamental change purchase date. The Company will notify you and the Trustee as promptly as practicable following the date the Company publically announces such transaction (but in any event, within five scheduled trading days after the effective date of such transaction).

Purchase at Option of Holders upon a Fundamental Change. If you continue to hold any Convertible Notes after settlement of the Offer, in the event we undergo a Fundamental Change (as defined in the Indenture), you will have the right, at your option, to require us to purchase your Convertible Notes, or any portion of the principal amount thereof that is equal to $1,000 or any multiple thereof, for a cash purchase price equal to 100% of the principal amount of the Convertible Notes to be purchased plus accrued and unpaid interest, if any, to, but excluding, the fundamental change purchase date (unless the fundamental change purchase date is between a regular record date and the interest payment date to which it related, in which case the Company will instead pay the full amount of accrued and unpaid interest to the holder of record on such regular record date). The fundamental change purchase date will be the date specified by the Company that is no earlier than the 20th calendar day following the date of, and no later than the 45th calendar day following the date of, the Company’s fundamental change notice.

Effects on the Holders of Convertible Notes not Tendered in the Offer

The rights and obligations under the Convertible Notes, if any, that remain outstanding after settlement of the Offer will not change as a result of the Offer.

Following settlement of the Offer, any trading market for the remaining outstanding Convertible Notes may be less liquid and more sporadic, and market prices may fluctuate significantly depending on the volume of any trading in the Convertible Notes. Although you may be able to sell Convertible Notes that you do not tender after settlement of the Offer, we cannot predict or assure you the price at which you will be able to sell such Convertible Notes, which may be higher or lower than the purchase price paid by us in the Offer. Settlement of the Offer will further reduce the liquidity of the Convertible Notes, and there can be no assurance that holders of the Convertible Notes after the completion of the Offer will be able to find willing buyers for their Convertible Notes after the Offer. See below under “—Effects of the Offer on the Market for Convertible Notes.”

The closing price of our common stock on the New York Stock Exchange on March 7, 2011 was $15.91 per share. The current conversion rate for the notes is 17.3160 shares of our common stock per $1,000 principal amount of Convertible Notes (which is equal to a conversion price of approximately $57.75 per share of our common stock).

From time to time following the expiration time or other date of termination of the Offer, subject to applicable law, including the limitation described below, we or our affiliates may acquire any notes that are not tendered pursuant to such offer through open market purchases, privately negotiated transactions, tender offers, exchange offers, redemptions or otherwise, upon such terms and at such prices as we may determine, which may be more or less than the price to be paid pursuant to the offer and could be for cash or other consideration. There can be no assurance as to which, if any, any of these alternatives or combinations thereof we or our affiliates will choose to pursue in the future.

Pursuant to Rule 13e-4(f)(6) under the Exchange Act, neither we nor our affiliates may purchase any Convertible Notes other than pursuant to the Offer until ten business days after the applicable expiration time or other date of termination of the Offer.

Effects of the Offer on the Market for Convertible Notes

Our purchase of Convertible Notes in the Offer will reduce the principal amount of Convertible Notes that might otherwise be traded publicly and may reduce the number of holders of our Convertible Notes. There is no established reporting system or trading market for trading in the Convertible Notes. However, we believe the Convertible Notes are currently traded over-the-counter.

Following settlement of the Offer, any trading market for the remaining outstanding Convertible Notes may be less liquid and more sporadic, and market prices may fluctuate significantly depending on the volume of any trading in the Convertible Notes. You may be able to sell Convertible Notes that you do not tender, however, we cannot predict or assure you the price at which you will be able to sell such Convertible Notes, which may be higher or lower than the purchase price paid by us in the Offer. Settlement of the Offer will further reduce the liquidity of the Convertible Notes, and there can be no assurance that holders of the Convertible Notes after the completion of the Offer will be able to find willing buyers for their Convertible Notes after the Offer.

Retirement and Cancellation

Any Convertible Notes not tendered or tendered but not accepted because they were not validly tendered shall remain outstanding upon completion of the Offer. All Convertible Notes validly tendered and accepted in the Offer will be retired and cancelled.

Plans, Proposals or Negotiations

On February 17, 2011, A. James Dearlove resigned as President of the Company, effective immediately. Mr. Dearlove will remain as Chief Executive Officer of the Company until May 4, 2011, the date of the Company’s 2011 Annual Meeting of Shareholders (the “2011 Annual Meeting”), at which time he will retire. Mr. Dearlove will not stand for reelection to the Board of Directors at the 2011 Annual Meeting.

Except as disclosed in this Offer to Purchase (including documents incorporated by reference herein), the Company does not currently have any plans, proposals or negotiations underway that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•	any purchase, sale or transfer of an amount of our assets or any of the Company, or and of its subsidiaries’ assets which is material to the Company and its subsidiaries, taken as a whole;

•	any material change in our present dividend rate or policy, our capitalization, indebtedness;

•

plans for any change in our present board of directors or management or any plans or proposals to change the number or term of the board of directors (although we may fill vacancies arising on the board of directors) or to change any material term of the employment contract of any executive officer;

•	any other change in the structure or business of the Company;

•	the Company’s common stock ceasing to be listed on the New York Stock Exchange;

•	the Company’s common shares becoming eligible for termination of registration under Section 12(g) of the Exchange Act;

•	the suspension of the Company’s obligation to file reports under the Exchange Act;

•	the acquisition or disposition by any person of our securities other than acquisitions or dispositions made in the ordinary course of business; or

•	any change in the governing instruments of the Company or other actions that could impede the acquisition of control of us.

Accounting Treatment of Repurchases of the Convertible Notes in the Offer

The consideration we pay for any Convertible Notes will extinguish the carrying value of the Convertible Notes, which includes the then current fair value of the conversion feature that is bifurcated for accounting purposes. The difference between the consideration we pay and the carrying value of the Convertible Notes plus related unamortized debt issuance costs will be recorded as a gain/loss on extinguishment in the income statement.

Certain United States Federal Income Tax Considerations

TO ENSURE COMPLIANCE WITH TREASURY DEPARTMENT CIRCULAR 230, HOLDERS ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF FEDERAL TAX ISSUES IN THIS OFFER TO PURCHASE IS NOT INTENDED OR WRITTEN TO BE RELIED UPON, AND CANNOT BE RELIED UPON, BY HOLDERS FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON HOLDERS UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”); (B) SUCH DISCUSSION IS INCLUDED HEREIN BY THE COMPANY IN CONNECTION WITH THE PROMOTION OR MARKETING (WITHIN THE MEANING OF CIRCULAR 230) BY THE COMPANY OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) HOLDERS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

The following is a general summary of certain U.S. federal income tax considerations of the Offer that may be relevant to beneficial owners of the Convertible Notes. This summary is based on the Code, Treasury regulations promulgated thereunder, administrative rulings and court decisions, all as in effect as of the date hereof and all of which are subject to differing interpretations and/or change at any time (possibly with retroactive effect). We have not and will not seek any ruling from the Internal Revenue Service (“IRS”) or an opinion of counsel regarding the matters described below. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below.

This summary assumes that the Convertible Notes are held as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This summary is not a complete description of all the tax consequences of a sale of a Convertible Note pursuant to the Offer and, in particular, may not address U.S. federal income tax considerations applicable to persons subject to special treatment under U.S. federal income tax law (including, for example, financial institutions, dealers in securities or currencies, traders in securities that elect to apply a mark-to-market method of accounting, U.S. expatriates, persons who hold their Convertible Notes as part of a hedge, straddle or conversion transaction, or other integrated investment, insurance companies, regulated investment companies, real estate investment trusts, entities treated as partnerships for U.S. federal income tax purposes and holders of interests therein, U.S. Holders (as defined below) whose functional currency is not the U.S. dollar, persons subject to the alternative minimum tax, and tax-exempt entities). Furthermore, this discussion does not address any U.S. federal estate, gift or alternative minimum tax consequences or any state, local or foreign tax consequences. Holders are urged to consult their tax advisors regarding the U.S. federal, state, local, and foreign income and other tax consequences of the receipt of cash in exchange for Convertible Notes pursuant to the Offer.

For purposes of this discussion, the term “U.S. Holder” means a beneficial owner of a Convertible Note that is, for U.S. federal income tax purposes:

•	an individual who is a U.S. citizen or U.S. resident alien;

•

a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, that was created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•

a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons (within the meaning of the Code) have the authority to control all substantial decisions of the trust, or that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

For purposes of this discussion, the term “Non-U.S. Holder” means a beneficial owner of a Convertible Note that is an individual, corporation, estate or trust that is not a U.S. Holder.

If an entity classified as a partnership for U.S. federal income tax purposes is a beneficial owner of Convertible Notes, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. For purposes of determining whether we have an obligation to withhold taxes from payments made with respect to the Convertible Notes, a partnership that is created or organized under the laws of the United States or one of its states is treated as a U.S. Holder. Partners in a partnership that owns Convertible Notes should consult their tax advisors as to the particular U.S. federal income tax consequences applicable to them.

Tendering U.S. Holders

Sale of Convertible Notes Pursuant to the Offer

A U.S. Holder that receives cash in exchange for a Convertible Note pursuant to the Offer will recognize gain or loss equal to the difference between the amount of cash received for the Convertible Note (other than amounts attributable to accrued and unpaid interest, which amounts will be taxed as ordinary interest income to the extent not previously included in income) and the U.S. Holder’s adjusted tax basis in the Convertible Note. A U.S. Holder’s adjusted tax basis in a Convertible Note generally will be equal to the cost of the Convertible Note, increased by any amounts included in income by the U.S. Holder as market discount, and reduced by any amortizable bond premium that the U.S. Holder has previously deducted with respect to the Convertible Note. Subject to the market discount rules discussed below, such gain or loss will be capital gain or loss. Capital gains of non-corporate U.S. Holders derived with respect to Convertible Notes held for more than one year are generally eligible for reduced rates of taxation for U.S. federal income tax purposes. The deductibility of capital losses is subject to limitations.

Market Discount

Gain recognized by a U.S. Holder will be treated as ordinary income to the extent of any market discount on the Convertible Note that has accrued during the period that the U.S. Holder held the Convertible Note and that has not previously been included in income by the U.S. Holder. A Convertible Note generally will be considered to be acquired with market discount if the initial tax basis of the Convertible Note in the hands of the U.S. Holder was less than the stated redemption price at maturity of the Note by more than a specified de minimis amount. Market discount accrues on a ratable basis, unless the U.S. Holder elects to accrue the market discount using a constant-yield method.

Information Reporting, FIRPTA Withholding and Backup Withholding

U.S. HOLDERS WHO ARE NOT OTHERWISE SUBJECT TO BACKUP WITHHOLDING OR FIRPTAWITHHOLDING WILL BE SUBJECT TO SUCH WITHHOLDING IF THEY FAIL TO PROVIDE US WITH THE CERTIFICATIONS DESCRIBED BELOW AND INCLUDED IN THE LETTER OF TRANSMITTAL.

Payments of cash in exchange for a Convertible Note, including any cash attributable to accrued but unpaid interest, generally are subject to information reporting unless you are an exempt recipient (such as a corporation). Such payments may also be subject to backup withholding at the applicable rate if you fail to supply a taxpayer identification number and otherwise comply with the rules for establishing an exemption from backup withholding. Amounts withheld under the backup withholding rules generally will be allowed as a refund or credit against your U.S. federal income tax liability, provided that certain information is furnished to the IRS.

The Foreign Investment in Real Property Tax Act, which is referred to as FIRPTA, imposes a tax on foreign persons who dispose of a United States real property interest (as defined by FIRPTA). To help assure the collection of the tax, FIRPTA requires that, in the absence of an applicable exception, a person acquiring a United States real property interest must withhold 10% of the consideration and remit it to the U.S Treasury as, in effect, an estimated tax payment by the transferor. One exception to the withholding requirement is where the transferor has certified under the penalties of perjury that it is not a foreign person.

In general, convertible notes issued by a corporation that is a “United States real property holding corporation,” or “USRPHC,” are treated as United States real property interests. We believe that we are a USRPHC. Consequently, the proceeds from the sale of Convertible Notes pursuant to the Offer may be subject to a 10% withholding tax, as described in further detail below under “—Sale of Convertible Notes Pursuant to the Offer and FIRPTA Withholding.” To avoid a FIRPTA withholding of 10% of its proceeds from its tendered

Convertible Notes, a tendering U.S. Holder should complete the Certification of Non-Foreign Status included in the Letter of Transmittal.

Tendering Non-U.S. Holders

Sale of Convertible Notes Pursuant to the Offer and FIRPTA Withholding

Any gain realized on the receipt of cash in exchange for a Convertible Note (except with respect to the portion of the cash, if any, attributable to accrued and unpaid interest, which will be taxed as described below) generally will not be subject to U.S. federal income tax unless:

•	the gain is effectively connected with your conduct of a trade or business conducted in the United States;

•	you are an individual who has been present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met; or

•	we are or have been a USRPHC for U.S. federal income tax purposes and certain other conditions are met.

If you are a Non-U.S. Holder described in the first bullet point above, you generally will be taxed in the same manner as a U.S. Holder (unless an income tax treaty provides otherwise), and if you are a corporate holder, you may also be subject to a branch profits tax on your effectively connected earnings and profits at a 30% rate, or such lower rate as may be provided for by an applicable income tax treaty.

If you are a Non-U.S. Holder described in the second bullet point above, you generally will be subject to a flat 30% tax on the gain, which may be offset by U.S. source capital losses.

With respect to the third bullet point above, we believe that we currently are a USRPHC. Because we believe, however, that our stock is “regularly traded on an established securities market,” you would not be subject to U.S. federal income tax on gain recognized on the sale of your Convertible Notes pursuant to the Offer solely because of our status as a USRPHC, unless:

•

the Convertible Notes are “regularly traded on an established securities market” and you owned, actually or constructively, more than 5% of the outstanding Convertible Notes at any time during the shorter of the five-year period preceding the date of the sale of the Convertible Notes pursuant to the Offer or your holding period for those Convertible Notes (the “Regularly Traded Test”); or

•

the Convertible Notes are not “regularly traded on an established securities market” and you own, actually or constructively, an amount of the Convertible Notes that had, on the last date that you acquired any portion of the Convertible Notes, a fair market value greater than the fair market value on that date of 5% of our outstanding shares of common stock (the “5% Acquisition Test”).

For purposes of the rules above, we believe that the Convertible Notes should not be treated as “regularly traded on an established securities market.” Accordingly, if you satisfy the 5% Acquisition Test, any gain on the sale of your Convertible Notes will be subject to U.S. federal income tax at tax rates generally applicable to U.S. taxpayers, and the proceeds from the sale will be subject to a 10% withholding tax.

Because of the difficulty of determining whether Convertible Notes held by a particular beneficial owner are United States real property interests under the 5% Acquisition Test, we will withhold 10% of the proceeds payable to you on the sale of your Convertible Notes pursuant to the Offer unless you can provide us with documentation and certifications establishing to our satisfaction that withholding is not required as to you. Any amount withheld will be allowed as a refund or credit against your U.S. federal income tax liability, provided that certain required information is furnished to the IRS. Non-U.S. Holders that are considering the tender of their Convertible Notes should contact the Information Agent for further information.

The determination of whether debt instruments are considered to be “regularly traded on an established securities market” is unclear. If, contrary to our belief, the Convertible Notes are considered to be “regularly traded on an established securities market,” gain on the sale of your Convertible Notes will be subject to U.S. federal income tax if you satisfy the Regularly Traded Test, even you do not satisfy the 5% Acquisition Test.

If you own or have owned an amount of Convertible Notes that satisfies either the Regularly Traded Test or the 5% Acquisition Test, you are strongly encouraged to consult your own tax advisors concerning the consequences of a sale of your Convertible Notes pursuant to the Offer, including your ability to provide evidence supporting an exemption from withholding.

Accrued but Unpaid Interest

You will not be subject to the 30% U.S. federal withholding tax with respect to the portion of the cash attributable to accrued but unpaid interest on the Convertible Notes, provided interest on the Convertible Notes is not effectively connected with your conduct of a trade or business within the United States, and:

•	you do not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	you are not a “controlled foreign corporation” with respect to which we are, directly or indirectly, a “related person”; and

•

you provide your name and address, and certify, under penalties of perjury, that you are not a United States person (on a properly executed IRS Form W-8BEN), or you hold your Convertible Notes through certain foreign intermediaries and both you and the foreign intermediaries satisfy the certification requirements of applicable Treasury regulations.

If you cannot satisfy the requirements described above, you will be subject to the 30% U.S. federal withholding tax with respect to the portion of the cash attributable to accrued and unpaid interest on the Convertible Notes, unless you properly claim an exemption from or reduction in withholding under the benefits of an applicable income tax treaty and you provide a properly executed IRS Form W-8BEN claiming such exemption or reduction, or the interest is effectively connected with your conduct of a U.S. trade or business and you provide a properly executed IRS Form W-8ECI.

Information Reporting and Backup Withholding

We are required to report annually to the IRS and to you the amount of any interest paid to you, regardless of whether any tax was actually withheld. Copies of the information returns reporting such interest payments and the amount withheld may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

You generally will be required to comply with certain certification procedures to establish that you are not a United States person in order to avoid backup withholding with respect to payments of cash in exchange for a Convertible Note, including any cash attributable to accrued but unpaid interest. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or credit against your U.S. federal income tax liability, if any, provided that certain required information is provided to the IRS.

Non-Tendering Holders

A Holder whose Convertible Notes are not purchased by us pursuant to the Offer will not incur any U.S. federal income tax liability as a result of the consummation of the Offer.

The Depositary for the Offer is:

Global Bondholder Services Corporation

By Hand, Overnight Delivery or Mail (Registered or Certified Mail Recommended):	By Facsimile Transmission (for Eligible Institutions only):

Global Bondholder Services Corporation 65 Broadway, Suite 404 New York, New York 10006 Attention: Corporate Actions	Global Bondholder Services Corporation (212) 430-3775 Attention: Corporate Actions

Confirm by Telephone:
(212) 430-3774

Any questions or requests for assistance may be directed to the Dealer Manager or the Information Agent at their respective telephone numbers as set forth below. Any requests for additional copies of this Offer to Purchase, the Letter of Transmittal or related documents may be directed to the Information Agent. A holder may also contact such holder’s broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

Global Bondholder Services Corporation

65 Broadway, Suite 404

New York, New York 10006

Banks and Brokers, Call Collect:

(212) 430-3774

All Others Call Toll Free:

(866) 470-3900

The Dealer Manager for the Offer is:

J.P. Morgan Securities LLC

383 Madison Avenue, 4th Floor

New York, New York 10179

(800) 261-5767 (toll free)

Attention: Syndicate Desk

Exhibit B

LETTER OF TRANSMITTAL TO TENDER

PENN VIRGINIA CORPORATION OFFER TO PURCHASE FOR CASH

ANY AND ALL OF ITS OUTSTANDING

4.50% CONVERTIBLE SENIOR SUBORDINATED NOTES DUE 2012

(CUSIP No. 707882AA4)

THE OFFER WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, APRIL 4, 2011, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED BY US (SUCH TIME, AS SAME MAY BE EXTENDED, THE “EXPIRATION DATE”). TENDERS MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE, BUT NOT THEREAFTER. HOLDERS OF PENN VIRGINIA CORPORATION’S 4.50% CONVERTIBLE SENIOR SUBORDINATED NOTES DUE 2012 (“CONVERTIBLE NOTES”) MUST VALIDLY TENDER, AND NOT VALIDLY WITHDRAW, THEIR CONVERTIBLE NOTES AT OR PRIOR TO THE EXPIRATION DATE TO BE ELIGIBLE TO RECEIVE THE PURCHASE PRICE (AS DEFINED IN THE OFFER TO PURCHASE). TENDERS OF CONVERTIBLE NOTES MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION TIME, BUT NOT THEREAFTER.

The Depositary for the Offer is:

Global Bondholder Services Corporation

By Hand, Overnight Delivery or Mail (Registered or Certified Mail Recommended):	By Facsimile Transmission (for Eligible Institutions only):

Global Bondholder Services Corporation 65 Broadway, Suite 404 New York, New York 10006 Attention: Corporate Actions	Global Bondholder Services Corporation (212) 430-3775 Attention: Corporate Actions

Confirm by Telephone:
(212) 430-3774

DELIVERY OF THIS LETTER OF TRANSMITTAL OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY. THIS LETTER OF TRANSMITTAL NEED NOT BE COMPLETED BY HOLDERS TENDERING CONVERTIBLE NOTES BY ATOP (AS HEREINAFTER DEFINED). DELIVERY OF THIS LETTER OF TRANSMITTAL, ANY CONVERTIBLE NOTES AND OTHER REQUIRED DOCUMENTS TO THE DEPOSITORY TRUST COMPANY (“DTC”) DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

The instructions contained herein should be read carefully before this Letter of Transmittal is completed. All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Offer to Purchase, dated March 8, 2011 (the “Offer to Purchase”).

Questions and requests for assistance relating to the procedures for tendering Convertible Notes and requests for additional copies of the Offer to Purchase and this Letter of Transmittal may be directed to Global Bondholder Services Corporation, as the information agent for the Offer (the “Information Agent”), at its address and telephone numbers listed on the back cover of this Letter of Transmittal. Questions regarding the Offer may also be directed to J.P. Morgan Securities LLC, as the dealer manager for the Offer (the “Dealer Manager”), at its address and telephone number listed on the back cover of this Letter of Transmittal.

This Letter of Transmittal and the instructions hereto (this “Letter of Transmittal”), the Offer to Purchase (together with this Letter of Transmittal, as amended and supplemented from time to time, the “Offer Documents”) constitute an offer (the “Offer”) by Penn Virginia Corporation, a Virginia corporation (the “Company”), on the terms and subject to the conditions set forth in the Offer Documents, to purchase any and all outstanding Convertible Notes for the cash purchase price set forth in the Offer to Purchase. In addition, Holders (as defined below) will receive in respect of their Convertible Notes that are accepted for purchase accrued and unpaid interest on such Convertible Notes to, but excluding, the settlement date of the Offer. All amounts payable pursuant to the Offer will be rounded to the nearest cent. For further information regarding the calculation of the purchase price and for calculations of illustrative purchase prices, see “The Offer—Principal Amount of Convertible Notes; Price” in the Offer to Purchase.

Only Convertible Notes validly tendered and not validly withdrawn prior to 12:00 midnight, New York City time, on the Expiration Date will be purchased in the Offer. The Company’s obligation to purchase Convertible Notes validly tendered and not validly withdrawn in the Offer is subject to the conditions described under “The Offer—Conditions of the Offer” in the Offer to Purchase, including the satisfaction or waiver of (i) the Minimum Tender Condition, (ii) the Financing Condition, (iii) the Lender Consent Condition, (iv) the Noteholder Consent Condition and (v) certain other general conditions. Please read “The Offer—Conditions of the Offer” in the Offer to Purchase.

Convertible Notes may be tendered only in denominations of $1,000 and any multiple thereof. No alternative, conditional or contingent tenders will be accepted.

All of the Convertible Notes are held in book-entry form, and are currently represented by one or more global certificates held for the account of DTC.

This Letter of Transmittal may be used by a DTC participant whose name appears on a security position listing as the owner of the Convertible Notes (each, a “Holder” and, collectively, the “Holders”) who desires to tender such Convertible Notes pursuant to the Offer. Pursuant to authority granted by DTC, if you are a DTC participant who has Convertible Notes credited to your DTC account, you may directly tender your Convertible Notes in the Offer as though you were a registered holder of the Convertible Notes. DTC participants that wish to accept the Offer may tender their Convertible Notes by (i) validly transmitting their acceptance to DTC through DTC’s Automated Tender Offer Program (“ATOP”) or (ii) completing, signing and dating this Letter of Transmittal according to the instructions set forth in the Offer Documents, delivering this Letter of Transmittal, together with any signature guarantees and any other documents required by this Letter of Transmittal, to the Depositary at its address listed on the back cover of this Letter of Transmittal, and ensuring that the Depositary receives, prior to 12:00 midnight, New York City time, on the Expiration Date, a timely confirmation of book-entry transfer of Convertible Notes into the Depositary’s account at DTC according to the procedure for book-entry transfer described below.

The Depositary and DTC have confirmed that Convertible Notes held in book-entry form through DTC that are to be tendered in the Offer are eligible for ATOP. To effectively tender Convertible Notes, DTC participants may until 5:00 p.m., New York City time, on April 4, 2011, in lieu of physically completing and signing this Letter of Transmittal and delivering it to the Depositary, electronically transmit their acceptance through ATOP, and DTC will then verify the acceptance, execute a book-entry delivery to the Depositary’s account at DTC and send an Agent’s Message to the Depositary for its acceptance. The confirmation of a book-entry transfer into the Depositary’s account at DTC as described above is referred to herein as a “Book-Entry Confirmation.” Delivery of documents to DTC does not constitute delivery to the Depositary. The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the DTC participant described in such Agent’s Message, stating that such participant has received and agrees to be bound by the terms and conditions of the Offer as set forth in the Offer Documents, and that the Company may enforce such agreement against such participant.

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To effectively tender Convertible Notes after 5:00 p.m., New York City time, on April 4, 2011, but before 12:00 midnight, New York City time, on the Expiration Date, DTC participants may complete and sign a Voluntary Offering Instructions form and deliver it via email to the Depositary at gstaubyn@gbsc-usa.com and kng@gbsc-usa.com. The Voluntary Offering Instructions form is available at http://www.gbsc-usa.com/pennvirginia. Immediately after delivering the Voluntary Offering Instructions form, a DTC participant should telephone the Depositary at the telephone number shown on the back cover of this Letter of Transmittal to confirm receipt and determine if any further action is required.

If your Convertible Notes are held of record through a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your Convertible Notes after 5:00 p.m., New York City time, on April 4, 2011, you must make arrangements with your nominee for such nominee to fax a Voluntary Offering Instructions form to the Depositary at its number on the back cover of this Letter of Transmittal on your behalf prior to 12:00 midnight, New York City time, on April 4, 2011, in accordance with the procedures described under “The Offer—Procedures for Tendering the Convertible Notes” in the Offer to Purchase.

If any validly tendered Convertible Notes are not purchased because the Offer is not completed, such unpurchased Convertible Notes will be returned without cost to the tendering holder promptly after the earlier of the termination or expiration of the Offer by book-entry delivery through DTC to the accounts of the Holders.

The Offer is made upon the terms and subject to the conditions set forth in the Offer Documents. Holders should carefully review the information set forth in the Offer Documents, including and “Purposes, Effects and Plans—Material Differences in the Rights of Convertible Note Holders as a Result of the Offer” in the Offer to Purchase, before making a decision with respect to the Offer.

The Offer is not being made to (nor will tenders of Convertible Notes be accepted from or on behalf of) Holders of Convertible Notes in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of such jurisdiction. However, the Company, in its sole discretion, may take such action as it may deem necessary to make or extend the Offer in any such jurisdiction.

If you hold your Convertible Notes through a broker dealer, commercial bank, trust company or other nominee, you should contact such nominee promptly and instruct it to tender Convertible Notes on your behalf. The instructions included with this Letter of Transmittal must be followed.

Holders who wish to tender their Convertible Notes using this Letter of Transmittal must complete the box below entitled “Method of Delivery” and complete the box below entitled “Description of Convertible Notes Tendered” and sign in the appropriate box below.

NONE OF THE COMPANY, ITS MANAGEMENT OR BOARD OF DIRECTORS, THE DEALER MANAGER, THE DEPOSITARY OR THE INFORMATION AGENT MAKES ANY RECOMMENDATION TO ANY HOLDER OF CONVERTIBLE NOTES AS TO WHETHER TO TENDER ANY CONVERTIBLE NOTES. NONE OF THE COMPANY, ITS MANAGEMENT OR BOARD OF DIRECTORS, THE DEALER MANAGER, THE DEPOSITARY OR THE INFORMATION AGENT HAS AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THE OFFER TO PURCHASE OR IN THIS LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION OR GIVES ANY SUCH INFORMATION, YOU SHOULD NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE DEALER MANAGER, THE DEPOSITARY OR THE INFORMATION AGENT.

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THE COMPANY IS NOT PROVIDING FOR PROCEDURES FOR TENDERS OF CONVERTIBLE NOTES TO BE MADE BY GUARANTEED DELIVERY. ACCORDINGLY, HOLDERS MUST ALLOW SUFFICIENT TIME FOR THE NECESSARY TENDER PROCEDURES TO BE COMPLETED DURING THE NORMAL BUSINESS HOURS OF DTC ON OR PRIOR TO THE EXPIRATION DATE. IF YOU HOLD YOUR CONVERTIBLE NOTES THROUGH A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE, YOU SHOULD CONSIDER THAT SUCH ENTITY MAY REQUIRE YOU TO TAKE ACTION WITH RESPECT TO THE OFFER A NUMBER OF DAYS BEFORE THE EXPIRATION DATE IN ORDER FOR SUCH ENTITY TO TENDER CONVERTIBLE NOTES ON YOUR BEHALF ON OR PRIOR TO THE EXPIRATION DATE. TENDERS NOT COMPLETED PRIOR TO 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THE EXPIRATION DATE WILL BE DISREGARDED AND OF NO EFFECT.

METHOD OF DELIVERY

Name of Tendering Institution:

DTC Participant Number:

Account Number:

Transaction Code Number:

DESCRIPTION OF CONVERTIBLE NOTES TENDERED
Name(s) and Address(es) of Holder(s) (Please fill in, if blank)	Principal Amount of Convertible Notes Tendered*

	CUSIP No. 707882AA4 *	$

*	Must be tendered in denominations of $1,000 and any multiple thereof.

The names and addresses of the Holders should be printed exactly as they appear on a security position listing showing such participant as the owner of the Convertible Notes. No alternative, conditional or contingent tenders will be accepted.

If you do not wish to tender your Convertible Notes, you do not need to return this Letter of Transmittal or take any other action.

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NOTE: SIGNATURES MUST BE PROVIDED BELOW.

PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY.

Ladies and Gentlemen:

By execution hereof, the undersigned acknowledges receipt of this Letter of Transmittal (this “Letter of Transmittal”) and the Offer to Purchase, dated March 8, 2011 (the “Offer to Purchase” and together with this Letter of Transmittal, as amended and supplemented from time to time, the “Offer Documents”), constituting an offer (the “Offer”) by Penn Virginia Corporation, a Virginia corporation (the “Company”), on the terms and subject to the conditions set forth in the Offer Documents, to purchase any and all outstanding Convertible Notes for a cash purchase price determined as set forth in the Offer to Purchase. In addition, Holders will receive in respect of their Convertible Notes that are accepted for purchase accrued and unpaid interest on such Convertible Notes to, but excluding, the settlement date of the Offer. All amounts payable pursuant to the Offer will be rounded to the nearest cent.

Upon the terms and subject to the conditions of the Offer, the undersigned hereby tenders to the Company the principal amount of Convertible Notes indicated above in the box captioned “Description of Convertible Notes Tendered.”

Subject to, and effective upon, the acceptance for purchase of, and payment for, the principal amount of Convertible Notes tendered with this Letter of Transmittal, the undersigned hereby sells, assigns, transfers and delivers to, or upon the order of, the Company, all right, title and interest in and to such Convertible Notes that are being tendered hereby, waives any and all other rights with respect to such Convertible Notes, and releases and discharges the Company from any and all claims such Holder may now have, or may have in the future, arising out of, or related to, such Convertible Notes, including, without limitation, any claims arising from any existing or past defaults, or any claims that such Holder is entitled to receive additional principal, interest or other payments or distributions of any kind with respect to such Convertible Notes (other than any accrued and unpaid interest to, but excluding, the settlement date of the Offer (the “Accrued Interest”)) or to participate in any redemption, repurchase or conversion of such Convertible Notes, in each case other than pursuant to the undersigned’s rights under the express terms of the Offer.

The undersigned hereby irrevocably constitutes and appoints the Depositary as the true and lawful agent and attorney-in-fact of the undersigned (with full knowledge that the Depositary also acts as the agent of the Company) with respect to the Convertible Notes tendered hereby, with full powers of substitution and revocation (such power of attorney being deemed to be an irrevocable power coupled with an interest), to (i) present such Convertible Notes and all evidences of transfer and authenticity to, or transfer ownership of such Convertible Notes on the account books maintained by DTC and the registrar to, or upon the order of, the Company, (ii) present such Convertible Notes for transfer of ownership on the books of the Company and (iii) receive all benefits and otherwise exercise all rights of beneficial ownership of such Convertible Notes, all in accordance with the terms and conditions of the Offer as described in the Offer Documents.

The undersigned understands and acknowledges that the Offer will expire at 12:00 midnight, New York City time, on Monday, April 4, 2011, unless the Company extends or earlier terminates the Offer (as may be extended, the “Expiration Date”). The undersigned understands and acknowledges that, in order to receive the purchase price offered for the Convertible Notes, the undersigned must have validly tendered (and not validly withdrawn) Convertible Notes prior to 12:00 midnight, New York City time, on the Expiration Date. The undersigned understands and acknowledges that the undersigned may withdraw any Convertible Notes tendered at any time prior to 12:00 midnight, New York City time, on the Expiration Date.

Unless otherwise indicated herein under “Special Payment Instructions,” the undersigned hereby requests that checks for payment of the purchase price for validly tendered and accepted Convertible Notes and any Accrued Interest to be issued in connection with the Offer be issued to the order of the undersigned.

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Similarly, unless otherwise indicated herein under “Special Delivery Instructions,” the undersigned hereby requests that any Convertible Notes representing principal amounts not accepted for purchase be credited to such DTC participant’s account. In the event that the “Special Payment Instructions” box or the “Special Delivery Instructions” box is, or both are, completed, the undersigned hereby requests that any Convertible Notes representing principal amounts not accepted for purchase be credited to the account of, and checks for payment of the purchase price for validly tendered and accepted Convertible Notes and any Accrued Interest be issued in the name(s) of and be delivered to, the person(s) at the addresses so indicated, as applicable.

The undersigned recognizes that the Company has no obligation pursuant to the “Special Payment Instructions” box or “Special Delivery Instructions” box to transfer any Convertible Notes from the name of the Holder(s) thereof if the Company does not accept for purchase any of the principal amount of such Convertible Notes so tendered.

Tenders of Convertible Notes may be withdrawn at any time prior to 12:00 midnight, New York City time, on the Expiration Date. In the event of a termination of any of the Offer, the respective tendered Convertible Notes will promptly be credited to such Holder’s account through DTC and such Holder’s DTC participant.

For a withdrawal of a tender of Convertible Notes to be effective, a written or facsimile transmission notice of withdrawal must be received by the Depositary prior to 12:00 midnight, New York City time, on the Expiration Date by mail, email or hand delivery at its address listed on the back cover of this Letter of Transmittal or at gstaubny@gbsc-usa.com and kng@gbsc-usa.com or by a properly transmitted “Request Message” through ATOP. Any such notice of withdrawal must (a) specify the name of the person who tendered the Convertible Notes to be withdrawn and the name of the DTC participant whose name appears on the security position listing as the owner of such Convertible Notes, if different from that of the person who deposited the Convertible Notes, (b) contain the aggregate principal amount represented by the Convertible Notes to be withdrawn and the number of the DTC account to be credited with the withdrawn Convertible Notes, (c) unless transmitted through ATOP, be signed by the Holder thereof in the same manner as the original signature on this Letter of Transmittal, including any required signature guarantee(s), and (d) if this Letter of Transmittal was executed by a person other than the DTC participant whose name appears on a security position listing as the owner of Convertible Notes, be accompanied by a properly completed irrevocable proxy that authorizes such person to effect such withdrawal on behalf of such Holder.

The undersigned understands that tenders of Convertible Notes pursuant to any of the procedures described in the Offer Documents and acceptance thereof by the Company will constitute a binding agreement between the undersigned and the Company upon the terms and subject to the conditions of the Offer, which agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

The undersigned hereby represents and warrants the following:

•	the undersigned has read the Offer to Purchase and this Letter of Transmittal and agrees to all of the terms and conditions of the Offer;

•	the undersigned has full power and authority to tender, sell, assign, transfer and deliver the Convertible Notes; and

•

when the Company accepts the tendered Convertible Notes for purchase, it will acquire good and marketable title thereto, free and clear of all charges, liens, restrictions, claims, equitable interests and encumbrances, other than the undersigned’s claims under the express terms of the Offer.

The undersigned will, upon request, execute and deliver any additional documents deemed by the Depositary or the Company to be necessary or desirable to complete the tender, sale, assignment, transfer and delivery of the Convertible Notes tendered thereby.

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For purposes of the Offer, the undersigned understands that the Company will be deemed to have accepted for purchase validly tendered Convertible Notes, or defectively tendered Convertible Notes with respect to which the Company has waived all defects, if, as and when the Company gives notice thereof to the Depositary.

The undersigned understands that, except as set forth in the Offer to Purchase, the Company will not be required to accept for purchase any of the Convertible Notes tendered.

All authority conferred or agreed to be conferred by this Letter of Transmittal shall survive the death or incapacity of the undersigned and every obligation of the undersigned under this Letter of Transmittal shall be binding upon the undersigned’s heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives.

The undersigned understands that the delivery and surrender of the Convertible Notes is not effective, and the risk of loss of the Convertible Notes does not pass to the Depositary, until receipt by the Depositary of (1) timely confirmation of a book-entry transfer of such Convertible Notes into the Depositary’s account at DTC pursuant to the procedures set forth in the Offer to Purchase, (2) a properly transmitted Agent’s Message through ATOP or a properly completed, signed and dated Letter of Transmittal and (3) all accompanying evidences of authority and any other required documents in form satisfactory to the Company. All questions as to the form of all documents and the validity (including time of receipt) and acceptance of all tenders and withdrawals of Convertible Notes will be determined by the Company.

PLEASE SIGN HERE

(Please Complete and Return With the Attached Form W-9 Unless an Agent’s Message is Delivered through the Facilities of DTC)

This Letter of Transmittal must be signed by the Holder, exactly as his, her, its or their name(s) appear(s) as a DTC participant on a security position listing showing such Holder as the owner of the Convertible Notes. If signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer or other person acting in a fiduciary or representative capacity, such person must set forth his or her full title below under “Capacity” and submit evidence satisfactory to the Company of such person’s authority to so act. Certain signatures must be guaranteed by a Medallion Signature Guarantor. See Instruction 3 below.

X

X

(Signature(s) of Holder(s) or Authorized Signatory)

Date:

Name(s):

Capacity (Full Title):

Address:

(Include Zip Code)

Area Code and Telephone Number:

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PLEASE COMPLETE FORM W-9 HEREIN AND SIGNATURE GUARANTEE, IF REQUIRED (See Instruction 3 below) Certain Signatures Must be Guaranteed by a Medallion Signature Guarantor

Authorized Signature:

Name of Signatory:

(Please Print)

Title:

Name of Medallion Signature Guarantor:

Address:

(Include Zip Code)

Area Code and Telephone Number:

Date:

SPECIAL PAYMENT INSTRUCTIONS

(See Instructions 3, 4, 5 and 6)

To be completed ONLY if checks for payment of the purchase price for validly tendered and accepted Convertible Notes and any Accrued Interest are to be issued to someone other than the person or persons whose signature(s) appear(s) within this Letter of Transmittal or issued to an address different from that shown in the box entitled “Description of Convertible Notes Tendered” within this Letter of Transmittal.

Issue checks for payment of the purchase price for validly tendered and accepted Convertible Notes and any Accrued Interest to:

Name

(Please Print)

Address

(Including Zip Code)

(Taxpayer Identification Number or Social Security Number)

(See Form W-9 herein)

SPECIAL DELIVERY INSTRUCTIONS (See Instructions 3, 4, 5 and 6)

To be completed ONLY if Convertible Notes not accepted for purchase are to be credited to the account of someone other than the person or persons whose signature(s) appear(s) within this Letter of Transmittal.

Credit the Convertible Notes not accepted for purchase to:

Name

(Please Print)

Address

(Including Zip Code)

(Taxpayer Identification Number or Social Security Number)

DTC Account Number:

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INSTRUCTIONS

Forming Part of the Terms and Conditions of the Offer

1.        Delivery of this Letter of Transmittal and Book-Entry Confirmations; Withdrawal of Tenders. This Letter of Transmittal is to be used by each Holder to tender Convertible Notes through book-entry transfer to the Depositary’s account at DTC, if instructions are not being transferred through ATOP. The method of delivery of this Letter of Transmittal and all other required documents to the Depositary is at the election and risk of Holders, and delivery will be deemed made when actually received or confirmed by the Depositary. If such delivery is by mail, it is suggested that Holders use properly insured registered mail with return receipt requested, and that the mailing be made sufficiently in advance of the Expiration Date to permit delivery to the Depositary prior to 12:00 midnight, New York City time, on the Expiration Date. No alternative, conditional or contingent tenders of the Convertible Notes will be accepted. This Letter of Transmittal should be sent only to the Depositary. Delivery of documents to DTC, the Dealer Manager or the Company does not constitute delivery to the Depositary.

All of the Convertible Notes were issued in book-entry form, and all of the Convertible Notes are currently represented by one or more global certificates held for the account of DTC. The Depositary and DTC have confirmed that Convertible Notes held in book-entry form through DTC that are to be tendered in the Offer are eligible for ATOP. To effectively tender Convertible Notes, DTC participants may until 5:00 p.m., New York City time, on April 4, 2011, in lieu of physically completing and signing this Letter of Transmittal and delivering it to the Depositary, electronically transmit their acceptance through ATOP, and DTC will then verify the acceptance, execute a book-entry delivery to the Depositary’s account at DTC and send an Agent’s Message to the Depositary for its acceptance. The confirmation of a book-entry transfer into the Depositary’s account at DTC as described above is referred to herein as a “Book-Entry Confirmation.” Delivery of documents to DTC does not constitute delivery to the Depositary. The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the DTC participant described in such Agent’s Message, stating that such participant has received and agrees to be bound by the terms and conditions of the Offer as set forth in the Offer Documents, and that the Company may enforce such agreement against such participant.

Holders desiring to tender Convertible Notes on the Expiration Date through ATOP should note that such Holders must allow sufficient time for completion of the ATOP procedures during the normal business hours of DTC. To effectively tender Convertible Notes after 5:00 p.m., New York City time, on April 4, 2011, but before 12:00 midnight, New York City time, on April 4, 2011, DTC participants may complete and sign a Voluntary Offering Instructions form and deliver it via email to the Depositary at gstaubny@gbsc-usa.com and kng@gbsc-usa.com. The Voluntary Offering Instructions form is available at http://www.gbsc-usa.com/pennvirginia. Immediately after delivering the Voluntary Offering Instructions form, a DTC participant should telephone the Depositary at the telephone number shown on the back cover of this Letter of Transmittal to confirm receipt and determine if any further action is required.

If your Convertible Notes are held of record through a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your Convertible Notes after 5:00 p.m., New York City time, on April 4, 2011, you must make arrangements with your nominee for such nominee to fax a Voluntary Offering Instructions form to the Depositary at its number on the back cover of this Letter of Transmittal on your behalf prior to 12:00 midnight, New York City time, on April 4, 2011, in accordance with the procedures described under “The Offer—Procedures for Tendering the Convertible Notes” in the Offer to Purchase.

All tendering Holders, by execution of this Letter of Transmittal or a Voluntary Offering Instructions form or a facsimile hereof or thereof, or transmission of an Agent’s Message through ATOP, waive any right to receive notice of the acceptance for purchase of their Convertible Notes.

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For a withdrawal of a tender of Convertible Notes to be effective, a written or facsimile transmission notice of withdrawal must be received by the Depositary prior to 12:00 midnight, New York City time, on the Expiration Date by mail, email or hand delivery at its address listed on the back cover of this Letter of Transmittal or at gstaubny@gbsc-usa.com and kng@gbsc-usa.com or by a properly transmitted “Request Message” through ATOP. Any such notice of withdrawal must (a) specify the name of the person who tendered the Convertible Notes to be withdrawn and the name of the DTC participant whose name appears on the security position listing as the owner of such Convertible Notes, if different from that of the person who deposited the Convertible Notes, (b) contain the aggregate principal amount represented by the Convertible Notes to be withdrawn and the number of the DTC account to be credited with the withdrawn Convertible Notes, (c) unless transmitted through ATOP, be signed by the Holder thereof in the same manner as the original signature on this Letter of Transmittal, including any required signature guarantee(s), and (d) if this Letter of Transmittal was executed by a person other than the DTC participant whose name appears on a security position listing as the owner of Convertible Notes, be accompanied by a properly completed irrevocable proxy that authorizes such person to effect such withdrawal on behalf of such Holder.

2.        Denominations of Tenders; Alternative, Conditional or Contingent Tenders. Convertible Notes may be tendered only in denominations of $1,000 and any multiple thereof. Alternative, conditional or contingent tenders will not be considered valid.

3.        Signatures on this Letter of Transmittal; Guarantee of Signatures. This Letter of Transmittal must be signed by the DTC participant whose name is shown as the owner of the Convertible Notes tendered hereby and the signature must correspond with the name shown on the security position listing as the owner of the Convertible Notes.

If any of the Convertible Notes tendered hereby are registered in the name of two or more Holders, all such Holders must sign this Letter of Transmittal. If any Convertible Notes tendered hereby are registered in different names, it will be necessary to complete, sign and submit as many separate copies of this Letter of Transmittal and any necessary accompanying documents as there are different names.

If this Letter of Transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing, and proper evidence satisfactory to the Company and the Depositary of such person’s authority so to act must be submitted with this Letter of Transmittal.

All signatures on this Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the NYSE Medallion Signature Program or the Stock Exchange Medallion Program (each, a “Medallion Signature Guarantor”) unless the Convertible Notes tendered or withdrawn, as the case may be, pursuant thereto are tendered (1) by the DTC participant whose name appears on a security position listing as the owner of the Convertible Notes who has not completed the box entitled Special Payment Instructions or Special Delivery Instructions on this Letter of Transmittal or (2) for the account of a member firm of a registered national securities exchange, a member of the Financial Industry Regulatory Authority, Inc. or a commercial bank, trust company or other nominee having an office or correspondent in the United States. If Convertible Notes are registered in the name of a person other than the signatory of this Letter of Transmittal or a notice of withdrawal, as the case may be, or if delivery of the purchase price is to be made or tendered, or Convertible Notes that are not accepted are to be returned, to a person other than the holder, then the signature on this Letter of Transmittal accompanying the tendered Convertible Notes must be guaranteed by a Medallion Signature Guarantor as described above.

4.        Special Payment and Special Delivery Instructions. Tendering Holders should indicate in the applicable box or boxes the name, address and account to which Convertible Notes not accepted for purchase or checks for payment of the purchase price for validly tendered and accepted Convertible Notes and any Accrued

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Interest that are to be issued in connection with the Offer are to be credited, issued or delivered, as applicable, if different from the name, address or account of the Holder signing this Letter of Transmittal. In the case checks are issued or Convertible Notes are credited to a different name, the taxpayer identification number or social security number (collectively, the “TIN”) of the person named must also be indicated and satisfactory evidence of the payment of transfer taxes or exemption therefrom must be submitted. If no instructions are given (a) checks for payment of the purchase price and any Accrued Interest to be issued in connection with the Offer will be issued to and (b) Convertible Notes not tendered or not accepted for purchase will be credited back to, such DTC participant’s account. The Company has no obligation pursuant to the “Special Payment Instructions” box or “Special Delivery Instructions” box to transfer any Convertible Notes from the name of the Holder(s) thereof if the Company does not accept for purchase any of such Convertible Notes or if the Holder(s) does not present satisfactory evidence of payment of any taxes that may be payable as a consequence of the payment or delivery requested by the Holder(s) completing the “Special Payment Instructions” and/or “Special Delivery Instructions” boxes.

5.        Tax Forms, Backup Withholding and FIRPTA Withholding.

a.        Form W–9 or Appropriate Form W–8. Many tendering Holders (or other payees) are required to provide the Depositary with a correct TIN, generally the Holder’s Social Security number or federal Employer Identification Number, and certain other information, on Form W–9, which is provided under “Important Tax Information” below, and to certify that the Holder (or other payee) is not subject to backup withholding. Failure to provide the information on Form W–9 may subject the tendering Holder (or other payee) to a $50 penalty imposed by the IRS and U.S. federal income tax backup withholding on any payment.

If a Holder that is a U.S. person does not have a TIN, such Holder should consult the General Instructions to Form W–9 for directions on applying for a TIN, write “Applied For” where indicated in Part I of the Form W–9, and sign and date the Form W–9. Such Holders must also execute, under penalties of perjury, the “Certificate of Awaiting Taxpayer Identification Number” immediately following Form W–9 attached herein. If the Holder does not provide its TIN to the Depositary within 60 days of the date any reportable payments are due, the payments made pursuant to the Offer will be subject to backup withholding at a rate of 28%. Writing “Applied For” on the form means that the Holder has already applied for a TIN or intends to apply for one in the near future.

In order for a foreign Holder to qualify as exempt, such Holder must provide the Depositary with a completed applicable IRS Form W–8BEN, W–8ECI, W–8EXP or W–8IMY, as the case may be, signed under penalties of perjury attesting to such exempt status. Such form may be obtained from the Depositary or the IRS at its website: www.irs.gov.

b.        Certification of Non-Foreign Status by U.S. Holders. Each tendering Holder that is a U.S. Holder (as defined in the Offer to Purchase) is required to provide the Depositary with a completed FIRPTA Certification of Non-Foreign Status, which is included in this Letter of Transmittal. Failure to submit that certification will cause the U.S. Holder to be subject to a 10% FIRPTA withholding tax on the proceeds of their tendered Convertible Notes. U.S. Holders executing their tenders through ATOP must also submit such certification to the Depositary even though they are not required to complete and return this Letter of Transmittal.

c.        FIRPTA Withholding on Payments to Non-U.S. Holders. As noted in the Offer to Purchase, proceeds received by a Non-U.S. Holder (as defined in the Offer to Purchase) in exchange for tendered Convertible Notes will be subject to the 10% FIRPTA withholding tax unless the Non-U.S. Holder can establish to the Company’s satisfaction that such withholding is not required.

6.        Transfer Taxes. The Company will pay all transfer taxes applicable to the purchase of Convertible Notes pursuant to the Offer, except if payment of the purchase price and Accrued Interest is being made to, or if Convertible Notes not accepted for payment are registered in the name of, any person other than the Holder of Convertible Notes tendered thereby or Convertible Notes are credited in the name of any person

11

other than the person(s) signing this Letter of Transmittal or electronically transmitting acceptance through ATOP, as applicable; then, the amount of all transfer taxes, if any (whether imposed on the registered holder, the other person or otherwise), payable on account of the transfer to the other person, will be deducted from the purchase price unless satisfactory evidence of the payment of such taxes or exemption therefrom is submitted.

7.        Irregularities. All questions as to the form of all documents and the validity (including time of receipt) and acceptance of all tenders and withdrawals of tenders of Convertible Notes will be determined by the Company. In the event of a dispute, a court of competent jurisdiction has the power to review and make binding determinations with respect to the Company’s determinations of these matters. The Company reserves the absolute right to reject any or all tenders or withdrawals of Convertible Notes that are not in proper form or the acceptance of which would, in the Company’s opinion, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender or withdrawal as to particular Convertible Notes. A waiver of any defect or irregularity with respect to the tender or withdrawal of any Convertible Note shall not constitute a waiver of the same or any other defect or irregularity with respect to the tender or withdrawal of any other Convertible Notes except to the extent the Company may otherwise so provide. The Company will interpret the terms and conditions of the Offer. In the event of a dispute, a court of competent jurisdiction has the power to review and make binding determinations with respect to the Company’s interpretation of the terms and conditions of the Offer. Tenders of Convertible Notes shall not be deemed to have been made until all defects or irregularities have been waived by the Company or cured. None of the Company, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any tender or withdrawal of Convertible Notes, or will incur any liability to any Holder for failure to give any such notification.

8.        Waiver of Conditions. The Company expressly reserves the absolute right, in its sole discretion, to amend or waive any of the conditions to the Offer in the case of any Convertible Notes tendered, in whole or in part, at any time and from time to time.

9.        Requests for Assistance or Additional Copies. Questions and requests for assistance relating to the procedures for tendering Convertible Notes and requests for additional copies of the Offer to Purchase and this Letter of Transmittal may be directed to the Information Agent at the address and telephone numbers listed on the back cover of this Letter of Transmittal. Questions regarding the terms of the Offer may also be directed to the Dealer Manager at its addresses and telephone numbers listed on the back cover of this Letter of Transmittal.

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IMPORTANT TAX INFORMATION

CIRCULAR 230 DISCLOSURE: To ensure compliance with requirements imposed by Treasury Department Circular 230, we inform you that any tax advice contained in this communication (including any attachments) was not intended or written to be used, and cannot be used, by any taxpayer for the purpose of avoiding tax-related penalties under the United States Internal Revenue Code of 1986, as amended (the “Code”). Any such statement herein was written in connection with the promoting or marketing of the transactions or matters to which the statement relates. Each taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor.

Backup Withholding

Under U.S. federal income tax law, a Holder whose tendered Convertible Notes are accepted for payment is required to provide the Depositary with such Holder’s current TIN on Form W–9 below or establish another basis for an exemption from backup withholding. If such Holder is an individual, the TIN is his or her Social Security number. If the Depositary is not provided with the correct TIN, the Holder or other payee may be subject to a $50 penalty imposed by the IRS. In addition, any payment made to such Holder or other payee with respect to the Convertible Notes purchased pursuant to the Offer may be subject to backup withholding.

Certain Holders (including, among others, all corporations and certain foreign individuals) are not subject to these backup withholding and reporting requirements. In order for a foreign individual to qualify as an exempt recipient, that Holder must submit to the Depositary the appropriate IRS Form W–8 (e.g., Form W–8BEN, Form W–8ECI or Form W–8IMY) (a “Form W–8”), signed under penalties of perjury, attesting to that individual’s exempt status. A Form W–8 can be obtained from the Depositary, or from the IRS at its website: www.irs.gov. See the enclosed Form W–9 for additional instructions.

If backup withholding applies, the Depositary is required to withhold 28% of any payment made to the Holder or other payee. Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained from the IRS provided that the required information is properly furnished to the IRS in a timely manner.

FIRPTA Withholding

U.S. Holders. To assure compliance with the U.S. federal income tax withholding requirements under the Foreign Investors in Real Property Tax Act (“FIRPTA”), U.S. Holders of tendered Convertible Notes that are accepted for payment must provide the Depositary with a completed FIRPTA Certification of Non-Foreign Status (the “FIRPTA Certification”), attached hereto, attesting to the fact that such person is not a nonresident alien, foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Code and U.S. Treasury regulations).

SUCH U.S. HOLDERS MUST COMPLETE AND SUBMIT THE FIRPTA CERTIFICATION TO THE DEPOSITARY EVEN IF THEY PROVIDED A FORM W–9 TO THE DEPOSITARY. FAILURE TO DO SO WILL CAUSE THE HOLDER TO BE SUBJECT TO A 10% FIRPTA WITHHOLDING TAX ON THE PROCEEDS FROM THEIR TENDERED CONVERTIBLE NOTES. IN ADDITION, U.S. HOLDERS WHO ARE EXECUTING THEIR TENDER THROUGH ATOP MUST ALSO COMPLETE AND SUBMIT THE FIRPTA CERTIFICATION TO THE DEPOSITARY EVEN THOUGH THEY ARE NOT REQUIRED TO COMPLETE AND RETURN THE LETTER OF TRANSMITTAL.

Non-U.S. Holders. As noted in the Offer to Purchase, proceeds received by a Non-U.S. Holder in exchange for tendered Convertible Notes will be subject to the 10% FIRPTA withholding tax unless the Non-U.S. Holder can establish to the Company’s satisfaction that such withholding is not required.

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Tax Filings. The Company will report and pay over any withheld amounts to the IRS in accordance with Treasury Regulation Section 1.1445-1(c), including the filing of an IRS Form 8288 and 8288-A. Pursuant to Treasury Regulation Section 1.1445-1(f), the Company’s satisfaction of its FIRPTA withholding obligations will not relieve a tendering beneficial owner of Convertible Notes of its obligation to file a U.S. tax return and pay any remaining amounts owed in respect of the FIRPTA tax.

In general, if the FIRPTA tax applies to a Non-U.S. Holder, any gain recognized by the Non-U.S. Holder on the sale of its Convertible Notes will be subject to U.S. federal income tax at rates generally applicable to U.S. taxpayers. Any amounts withheld to satisfy the potential FIRPTA withholding obligations of the Company will generally be credited against any remaining U.S. federal income tax liabilities of the Non-U.S. Holder. To claim such a credit, a stamped copy of IRS Form 8288-A, which the IRS generally must provide to such Non-U.S. Holder upon its receipt from the Company, should be attached to the U.S. federal income tax return of the Non-U.S. Holder pursuant to Treasury Regulation Section 1.1445-1(f)(2). If any withheld amounts exceed the Non-U.S. Holder’s maximum tax liability, as determined by the IRS, the Non-U.S. Holder may seek a refund of the excess.

Purpose of Form W–9

To prevent backup withholding on any payment made to a Holder or other payee with respect to the Convertible Notes purchased pursuant to the Offer, the Holder is required to notify the Depositary of the Holder’s current TIN (or the TIN of any other payee) by completing the form below, certifying that (i) the TIN provided on Form W–9 is correct (or that such Holder is awaiting a TIN), (ii) the Holder is not subject to backup withholding because (a) the Holder has not been notified by the IRS that the Holder is subject to backup withholding as a result of failure to report all interest or dividends, (b) the IRS has notified the Holder that the Holder is no longer subject to backup withholding, or (c) the Holder is exempt from backup withholding, and (iii) the Holder is a U.S. person (including a U.S. resident alien). The Holder is required to give the Depositary the TIN (e.g., Social Security number or Employer Identification Number) of the registered owner of the Convertible Notes. If the Convertible Notes are registered in more than one name or are not registered in the name of the actual owner, consult the instructions in the enclosed Form W–9 for additional guidance on which number to report.

Purpose of FIRPTA Certification of Non-Foreign Status

The purpose of the FIRPTA Certification of Non-Foreign Status is to allow U.S. Holders to certify that they are not foreign persons so that the 10% FIRPTA withholding tax will not be imposed on the proceeds from their tendered Convertible Notes.

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Print or type

See Specific Instructions on page 2.

Form W-9 (Rev. October 2011) Department of the Treasury Internal Revenue Service	Request for Taxpayer Identification Number and Certification	Give form to the requester. Do not send to the IRS.

Name (as shown on your income tax return)

Business name, if different from above

Check appropriate box for federal tax
classification (required):	☐	Individual/Sole proprietor	☐	C Corporation	☐	S Corporation	☐	Partnership	☐	Trust/estate	☐	Exempt payee
☐ Limited liability company. Enter the tax classification (C=corporation, S=S corporation, P=partnership) ➢ ☐ Other (see instructions) ➢

Address (number, street, and apt. or suite no.)

Requester’s name and address (optional)

City, state, and ZIP code

List account number(s) here (optional)

Part I	Taxpayer Identification Number (TIN)

Enter your TIN in the appropriate box. The TIN provided must match the name given on the “Name” line to avoid backup withholding. For individuals, this is your social security number (SSN). However, for a resident alien, sole proprietor, or disregarded entity, see the Part I instructions on page 3. For other entities, it is your employer identification number (EIN). If you do not have a number, see How to get a TIN on page 3.

Note. If the account is in more than one name, see the chart on page 4 for guidelines on whose number to enter.

Social security number

or
Employer identification number

Part II	Certification

Under penalties of perjury, I certify that:

1.	The number shown on this form is my correct taxpayer identification number (or I am waiting for a number to be issued to me), and

2.	I am not subject to backup withholding because: (a) I am exempt from backup withholding, or (b) I have not been notified by the Internal Revenue Service (IRS) that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding, and

3.	I am a U.S. citizen or other U.S. person (defined below).

Certification instructions. You must cross out item 2 above if you have been notified by the IRS that you are currently subject to backup withholding because you have failed to report all interest and dividends on your tax return. For real estate transactions, item 2 does not apply. For mortgage interest paid, acquisition or abandonment of secured property, cancellation of debt, contributions to an individual retirement arrangement (IRA), and generally, payments other than interest and dividends, you are not required to sign the Certification, but you must provide your correct TIN. See the instructions on page 4.

Sign Here	Signature of U.S. person ➢	Date ➢

General Instructions

Section references are to the Internal Revenue Code unless otherwise noted.

Purpose of Form

A person who is required to file an information return with the IRS must obtain your correct taxpayer identification number (TIN) to report, for example, income paid to you, real estate transactions, mortgage interest you paid, acquisition or abandonment of secured property, cancellation of debt, or contributions you made to an IRA.

Use Form W-9 only if you are a U.S. person (including a resident alien), to provide your correct TIN to the person requesting it (the requester) and, when applicable, to:

1. Certify that the TIN you are giving is correct (or you are waiting for a number to be issued),

2. Certify that you are not subject to backup withholding, or

3. Claim exemption from backup withholding if you are a U.S. exempt payee. If applicable, you are also certifying that as a U.S. person, your allocable share of any partnership income from a U.S. trade or business is not subject to the withholding tax on foreign partners’ share of effectively connected income.

Note. If a requester gives you a form other than Form W-9 to request your TIN, you must use the requester’s form if it is substantially similar to this Form W-9.

Definition of a U.S. person. For federal tax purposes, you are considered a U.S. person if you are:

— An individual who is a U.S. citizen or U.S. resident alien,

— A partnership, corporation, company, or association created or organized in the United States or under the laws of the United States,

— An estate (other than a foreign estate), or

— A domestic trust (as defined in Regulations section 301.7701-7).

Special rules for partnerships. Partnerships that conduct a trade or business in the United States are generally required to pay a withholding tax on any foreign partners’ share of income from such business. Further, in certain cases where a Form W-9 has not been received, a partnership is required to presume that a partner is a foreign person, and pay the withholding tax. Therefore, if you are a U.S. person that is a partner in a partnership conducting a trade or business in the United States, provide Form W-9 to the partnership to establish your U.S. status and avoid withholding on your share of partnership income.

The person who gives Form W-9 to the partnership for purposes of establishing its U.S. status and avoiding withholding on its allocable share of net income from the partnership conducting a trade or business in the United States is in the following cases:

— The U.S. owner of a disregarded entity and not the entity,

Cat. No. 10231X	Form W-9 (Rev. 11-2011)

Form W-9 (Rev. 1-2011)	Page 2

— The U.S. grantor or other owner of a grantor trust and not the trust, and

— The U.S. trust (other than a grantor trust) and not the beneficiaries of the trust.

Foreign person. If you are a foreign person, do not use Form W-9. Instead, use the appropriate Form W-8 (see Publication 515, Withholding of Tax on Nonresident Aliens and Foreign Entities).

Nonresident alien who becomes a resident alien. Generally, only a nonresident alien individual may use the terms of a tax treaty to reduce or eliminate U.S. tax on certain types of income. However, most tax treaties contain a provision known as a “saving clause.” Exceptions specified in the saving clause may permit an exemption from tax to continue for certain types of income even after the payee has otherwise become a U.S. resident alien for tax purposes.

If you are a U.S. resident alien who is relying on an exception contained in the saving clause of a tax treaty to claim an exemption from U.S. tax on certain types of income, you must attach a statement to Form W-9 that specifies the following five items:

1. The treaty country. Generally, this must be the same treaty under which you claimed exemption from tax as a nonresident alien.

2. The treaty article addressing the income.

3. The article number (or location) in the tax treaty that contains the saving clause and its exceptions.

4. The type and amount of income that qualifies for the exemption from tax.

5. Sufficient facts to justify the exemption from tax under the terms of the treaty article.

Example. Article 20 of the U.S.-China income tax treaty allows an exemption from tax for scholarship income received by a Chinese student temporarily present in the United States. Under U.S. law, this student will become a resident alien for tax purposes if his or her stay in the United States exceeds 5 calendar years. However, paragraph 2 of the first Protocol to the U.S.-China treaty (dated April 30, 1984) allows the provisions of Article 20 to continue to apply even after the Chinese student becomes a resident alien of the United States. A Chinese student who qualifies for this exception (under paragraph 2 of the first protocol) and is relying on this exception to claim an exemption from tax on his or her scholarship or fellowship income would attach to Form W-9 a statement that includes the information described above to support that exemption.

If you are a nonresident alien or a foreign entity not subject to backup withholding, give the requester the appropriate completed Form W-8.

What is backup withholding? Persons making certain payments to you must under certain conditions withhold and pay to the IRS a percentage of such payments. This is called “backup withholding.” Payments that may be subject to backup withholding include interest, tax-exempt interest, dividends, broker and barter exchange transactions, rents, royalties, nonemployee pay, and certain payments from fishing boat operators. Real estate transactions are not subject to backup withholding.

You will not be subject to backup withholding on payments you receive if you give the requester your correct TIN, make the proper certifications, and report all your taxable interest and dividends on your tax return.

Payments you receive will be subject to backup withholding if:

1. You do not furnish your TIN to the requester,

2. You do not certify your TIN when required (see the Part II instructions on page 3 for details),

3. The IRS tells the requester that you furnished an incorrect TIN,

4. The IRS tells you that you are subject to backup withholding because you did not report all your interest and dividends on your tax return (for reportable interest and dividends only), or

5. You do not certify to the requester that you are not subject to backup withholding under 4 above (for reportable interest and dividend accounts opened after 1983 only).

Certain payees and payments are exempt from backup withholding. See the instructions below and the separate Instructions for the Requester of Form W-9.

Also see Special rules for partnerships on page 1.

Updating Your Information

You must provide updated information to any person to whom you claimed to be an exempt payee if you are no longer an exempt payee and anticipate receiving reportable payments in the future from this person. For example, you may need to provide updated information if you are a C corporation that elects to be an S corporation, or if you no longer are tax exempt. In addition, you must furnish a new Form W-9 if the name or TIN changes for the account, for example, if the grantor of a grantor trust dies.

Penalties

Failure to furnish TIN. If you fail to furnish your correct TIN to a requester, you are subject to a penalty of $50 for each such failure unless your failure is due to reasonable cause and not to willful neglect.

Civil penalty for false information with respect to withholding. If you make a false statement with no reasonable basis that results in no backup withholding, you are subject to a $500 penalty.

Criminal penalty for falsifying information. Willfully falsifying certifications or affirmations may subject you to criminal penalties including fines and/or imprisonment.

Misuse of TINs. If the requester discloses or uses TINs in violation of federal law, the requester may be subject to civil and criminal penalties.

Specific Instructions

Name

If you are an individual, you must generally enter the name shown on your income tax return. However, if you have changed your last name, for instance, due to marriage without informing the Social Security Administration of the name change, enter your first name, the last name shown on your social security card, and your new last name.

If the account is in joint names, list first, and then circle, the name of the person or entity whose number you entered in Part I of the form.

Sole proprietor. Enter your individual name as shown on your income tax return on the “Name” line. You may enter your business, trade, or “doing business as (DBA)” name on the “Business name” line.

Partnership, c Corporation, or S Corporation. Enter the entity’s name on the “Name” line and any business, trade, or “doing business as (DBA) name” on the “Business name/disregarded entity name” line.

Disregarded entity. Enter the owner’s name on the “Name” line. The name of the entity entered on the “Name” line should never be a disregarded entity. The name on the “Name” line must be the name shown on the income tax return on which the income will be reported. for example, if a foreign LLC that is treated as a disregarded entity for U.S. federal tax purposes has a domestic owner, the domestic owner’s name is required to be provided on the “Name” line. If the direct owner of the entity is also a disregarded entity. enter the first owner that is not disregarded for federal tax purposes. Enter the disregarded entity’s name on the “Business name/disregarded entity name” line. If the owner of the disregarded entity is a foreign person, you must complete an appropriate From W-8.

Note. Check the appropriate box for the federal tax classification of the person whose name is entered on the “Name” line (Individual/sole proprietor, Partnership, C Corporation, S Corporation, Trust/estate).

Limited Liability Company (LLC). If the person identified on the “Name” line is and LLC, check the “Limited liability company” box only and enter the appropriate code for the tax classification in the space provided. If you are an LLC that is treated as a partnership for federal tax purposes, enter “P” for partnership. If you are an LLC that has filed a Form 8832 or a Form 2553 to be taxed as a corporation, enter “C” for C corporation or “S” for S corporation. If you are an LLC that is disregarded as an entity separate from its owner under Regulation section 301.7701-3 (except for employment and exclse tax), do not check the LLC box unless the owner of the LLC (required to be identified on the “Name” line) is

Form W-9 (Rev. 1-2011)	Page 3

another LLC that is not disregarded for federal tax purposes. If the LLC is disregarded as an entity separate from its owner, enter the appropriate tax classification of the owner identified on the “Name” line.

Other entities. Enter your business name as shown on required federal tax documents on the “Name” line. This name should match the name shown on the charter or other legal document creating the entity. You may enter any business, trade, or DBA name on the “Business name/disregarded entity name” line.

Exempt Payee

If you are exempt from backup withholding, enter your name as described above and check the appropriate box for your status, then check the “Exempt payee” box in the line following the business name, sign and date the form.

Generally, individuals (including sole proprietors) are not exempt from backup withholding. Corporations are exempt from backup withholding for certain payments, such as interest and dividends.

Note. If you are exempt from backup withholding, you should still complete this form to avoid possible erroneous backup withholding.

The following payees are exempt from backup withholding:

1. An organization exempt from tax under section 501(a), any IRA, or a custodial account under section 403(b)(7) if the account satisfies the requirements of section 401(f)(2),

2. The United States or any of its agencies or instrumentalities,

3. A state, the District of Columbia, a possession of the United States, or any of their political subdivisions or instrumentalities,

4. A foreign government or any of its political subdivisions, agencies, or instrumentalities, or

5. An international organization or any of its agencies or instrumentalities.

Other payees that may be exempt from backup withholding include:

6. A corporation,

7. A foreign central bank of issue,

8. A dealer in securities or commodities required to register in the United States, the District of Columbia, or a possession of the United States,

9. A futures commission merchant registered with the Commodity Futures Trading Commission,

10. A real estate investment trust,

11. An entity registered at all times during the tax year under the Investment Company Act of 1940,

12. A common trust fund operated by a bank under section 584(a),

13. A financial institution,

14. A middleman known in the investment community as a nominee or custodian, or

15. A trust exempt from tax under section 664 or described in section 4947.

The Following chart shows types of payments that may be exempt from backup withholding. The chart applies to the exempt payees listed above, 1 through 15.

IF the payment is for . . .	THEN the payment is exempt for . . .
Interest and dividend payments	All exempt payees except for 9
Broker transactions	Exempt payees 1 through 5 and 7 through 13. Also, C corporations.
Barter exchange transactions and patronage dividends	Exempt payees 1 through 5
Payments over $600 required to be reported and direct sales over $5,000 [1]	Generally, exempt payees 1 through 7 [2]

[1]	See Form 1099-MISC, Miscellaneous Income, and its instructions.

[2]	However, the following payments made to a corporation and reportable on

Form 1099-MISC are not exempt from backup withholding: medical and health care payments, attorneys’ fees, gross proceeds paid to an attorney, and payments for services paid by a federal executive agency.

Part I. Taxpayer Identification Number (TIN)

Enter your TIN in the appropriate box. If you are a resident alien and you do not have and are not eligible to get an SSN, your TIN is your IRS individual taxpayer identification number (ITIN). Enter it in the social security number box. If you do not have an ITIN, see How to get a TIN below.

If you are a sole proprietor and you have an EIN, you may enter either your SSN or EIN. However, the IRS prefers that you use your SSN.

If you are a single-member LLC that is disregarded as an entity separate from its owner (see Limited liability company (LLC) on page 2), enter the owner’s SSN (or EIN, if the owner has one). Do not enter the disregarded entity’s EIN. If the LLC is classified as a corporation or partnership, enter the entity’s EIN.

Note. See the chart on page 4 for further clarification of name and TIN combinations.

How to get a TIN. If you do not have a TIN, apply for one immediately. To apply for an SSN, get Form SS-5, Application for a Social Security Card, from your local Social Security Administration office or get this form online at www.ssa.gov. You may also get this form by calling 1-800-772-1213. Use Form W-7, Application for IRS Individual Taxpayer Identification Number, to apply for an ITIN, or Form SS-4, Application for Employer Identification Number, to apply for an EIN. You can apply for an EIN online by accessing the IRS website at www.irs.gov/businesses and clicking on Employer Identification Number (EIN) under Starting a Business. You can get Forms W-7 and SS-4 from the IRS by visiting IRS.gov or by calling 1-800-TAX-FORM (1-800-829-3676).

If you are asked to complete Form W-9 but do not have a TIN, write “Applied For” in the space for the TIN, sign and date the form, and give it to the requester. For interest and dividend payments, and certain payments made with respect to readily tradable instruments, generally you will have 60 days to get a TIN and give it to the requester before you are subject to backup withholding on payments. The 60-day rule does not apply to other types of payments. You will be subject to backup withholding on all such payments until you provide your TIN to the requester.

Note. Entering “Applied For” means that you have already applied for a TIN or that you intend to apply for one soon.

Caution: A disregarded domestic entity that has a foreign owner must use the appropriate Form W-8.

Part II. Certification

To establish to the withholding agent that you are a U.S. person, or resident alien, sign Form W-9. You may be requested to sign by the withholding agent even if item 1, below, and Items 4 and 5 on page 4 indicate otherwise.

For a joint account, only the person whose TIN is shown in Part I should sign (when required). In the case of a disregarded entity, the person Identified on the “Name” line must sign. Exempt payees, see Exempt Payee on page 2.

Signature requirements. Complete the certification as indicated in items 1 through 3, below, and items 4 and 5 on page 4.

1. Interest, dividend, and barter exchange accounts opened before 1984 and broker accounts considered active during 1983. You must give your correct TIN, but you do not have to sign the certification.

2. Interest, dividend, broker, and barter exchange accounts opened after 1983 and broker accounts considered inactive during 1983. You must sign the certification or backup withholding will apply. If you are subject to backup withholding and you are merely providing your correct TIN to the requester, you must cross out item 2 in the certification before signing the form.

Form W-9 (Rev. 1-2011)	Page 4

3. Real estate transactions. You must sign the certification. You may cross out item 2 of the certification.

4. Other payments. You must give your correct TIN, but you do not have to sign the certification unless you have been notified that you have previously given an incorrect TIN. “Other payments” include payments made in the course of the requester’s trade or business for rents, royalties, goods (other than bills for merchandise), medical and health care services (including payments to corporations), payments to a nonemployee for services, payments to certain fishing boat crew members and fishermen, and gross proceeds paid to attorneys (including payments to corporations).

5. Mortgage interest paid by you, acquisition or abandonment of secured property, cancellation of debt, qualified tuition program payments (under section 529), IRA, Coverdell ESA, Archer MSA or HSA contributions or distributions, and pension distributions. You must give your correct TIN, but you do not have to sign the certification.

What Name and Number To Give the Requester
	For this type of account:	Give name and SSN of:
1.	Individual	The individual
2.	Two or more individuals (joint account)	The actual owner of the account or, if combined funds, the first individual on the account [1]
3.	Custodian account of a minor (Uniform Gift to Minors Act)	The minor [2]
4.	a. The usual revocable savings trust (grantor is also trustee)	The grantor-trustee [1]
	b. So-called trust account that is not a legal or valid trust under state law	The actual owner [1]
5.	Sole proprietorship or disregarded entity owned by an individual	The owner [3]
6.	Grantor trust filing under Optional Form 1099 Filing Method 1 (see Regulation section 1.671-4(b)(2)(1)(A))	The grantor[3]
	For this type of account:	Give name and EIN of:
7.	Disregarded entity not owned by an individual	The owner
8.	A valid trust, estate, or pension trust	Legal entity [4]
9.	Corporate or LLC electing corporate status on Form 8832 or Form 2553	The corporation
10.	Association, club, religious, charitable, educational, or other tax-exempt organization	The organization
11.	Partnership or multi-member LLC	The partnership
12.	A broker or registered nominee	The broker or nominee
13.	Account with the Department of Agriculture in the name of a public entity (such as a state or local government, school district, or prison) that receives agricultural program payments	The public entity
14.	Grantor trust filing under the Form 1041 Filing Method or the Optional Form 1099 Filing Method 2 (see Regulation section 1.671-4(b)(2)(1)(B))	The trust

[1]	List first and circle the name of the person whose number you furnish. If only one person on a joint account has an SSN, that person’s number must be furnished.
[2]	Circle the minor’s name and furnish the minor’s SSN.

[3]

You must show your individual name and you may also enter your business or “DBA” name on the second name line. You may use either your SSN or EIN (if you have one), but the IRS encourages you to use your SSN.

[4]

List first and circle the name of the trust, estate, or pension trust. (Do not furnish the TIN of the personal representative or trustee unless the legal entity itself is not designated in the account title.) Also see Special rules for partnerships on page 1.

*	Note. Grantor also must provide a Form W-9 to trustee of trust.

Note. If no name is circled when more than one name is listed, the number will be considered to be that of the first name listed.

Secure Your Tax Records from Identity Theft

Identity theft occurs when someone uses your personal information such as your name, social security number (SSN), or other identifying information, without your permission, to commit fraud or other crimes. An identity thief may use your SSN to get a job or may file a tax return using your SSN to receive a refund.

To reduce your risk:

— Protect your SSN,

— Ensure your employer is protecting your SSN, and

— Be careful when choosing a tax preparer.

If you tax records are affected by identity theft and you receive a notice form the IRS, respond right away to the name and phone number printed on the IRS notice or letter.

If your tax records are not currently affected by identity theft but you think you are at risk due to a lost or stolen purse or wallet, questionable credit card activity or credit report, contact the IRS Identity Theft Hotline at 1-800-908-4490 or submit Form 14039.

For more information, see Publication 4535, Identity Theft Prevention and Victim Assistance.

Victims of identity theft who are experiencing economic harm or a system problem, or are seeking help in resolving tax problems that have not been resolved through normal channels, may be eligible for Taxpayer Advocate Service (TAS) assistance. You can reach TAS by calling the TAS toll-free case intake line at 1-877-777-4778 or TTY/TDD 1-800-829-4059.

Protect yourself from suspicious emails or phishing schemes. Phishing is the creation and use of email and websites designed to mimic legitimate business emails and websites. The most common act is sending an email to a user falsely claiming to be an established legitimate enterprise in an attempt to scam the user into surrendering private information that will be used for identity theft.

The IRS does not initiate contacts with taxpayers via emails. Also, the IRS does not request personal detailed information through email or ask taxpayers for the PIN numbers, passwords, or similar secret access information for their credit card, bank, or other financial accounts.

If you receive an unsolicited email claiming to be from the IRS, forward this message to phishing@irs.gov. You may also report misuse of the IRS name, logo, or other IRS personal property to the Treasury Inspector General for Tax Administration at 1-800-366-4484. You can forward suspicious emails to the Federal Trade Commission at: spam@uce.gov or contact them at www.consumer.gov/idtheft or 1-877-IDTHEFT(438-4338).

Visit IRS.gov to learn more about identity theft and how to reduce your risk.

Privacy Act Notice

Section 6109 of the Internal Revenue Code requires you to provide your correct TIN to persons [including federal agencies] who are required to file information returns with the IRS to report interest, dividends, or certain other income paid to you; mortgage interest you paid; the acquisition or abandonment of secured property; the cancelation of debt; or contributions you made to an IRA, Archer MSA, or HAS. The person collecting this form uses the information on the form to file information returns with the IRS, reporting the above information. Routine uses of this information include giving it to the Department of Justice for civil and criminal litigation and to cities, states, the District of Columbia, and U.S. possessions for use in administering their laws. The information also may be disclosed to other countries under a treaty, to federal and state agencies to enforce civil and criminal laws, or to federal law enforcement and intelligence agencies to combat terrorism. You must provide your TIN whether or not you are required to file a tax return. Under section 3406, payers must generally withhold a percentage of taxable interest, dividend, and certain other payments to a payee who does not give a TIN to the payer. Certain penalties may also apply for providing false or fraudulent information.

NOTE:	IF YOU ARE A U.S. HOLDER, FAILURE TO COMPLETE AND RETURN THIS FORM W-9 MAY RESULT IN BACKUP WITHHOLDING OF 28% OF ANY PAYMENTS MADE TO YOU PURSUANT TO THE OFFER. PLEASE REVIEW THE GENERAL INSTRUCTIONS FOR ADDITIONAL INSTRUCTIONS.

YOU MUST COMPLETE THE FOLLOWING CERTIFICATE IF YOU WROTE “APPLIED FOR” IN PART I OF THE FORM W-9.

CERTIFICATE OF AWAITING TAXPAYER IDENTIFICATION NUMBER

I certify under penalties of perjury that a taxpayer identification number has not been issued to me, and either (1) I have mailed or delivered an application to receive a taxpayer identification number to the appropriate Internal Revenue Service Center or Social Security Administration Office or (2) I intend to mail or deliver an application in the near future. I understand that if I do not provide a taxpayer identification number within 60 days, 28% of all payments made to me pursuant to the Offer will be withheld.

SIGNATURE:	DATE:

19

FIRPTA

CERTIFICATION OF NON-FOREIGN STATUS

NOTE TO U.S. HOLDERS: FAILURE TO COMPLETE AND RETURN THIS CERTIFICATION WILL RESULT IN FIRPTA WITHHOLDING OF 10% ON PAYMENTS MADE TO YOU PURSUANT TO THE TENDER OFFER

This Certification must be made by and on behalf of the person who is treated as the beneficial owner of the tendered Convertible Notes for U.S. federal income tax purposes (the “Transferor”). If legal title to the tendered Convertible Notes is held by an entity that is disregarded as an entity separate from its owner under Treasury Regulation 301.7701-3 (generally an unincorporated entity wholly owned by one person, a “Disregarded Entity”), the Transferor is the first owner of the Disregarded Entity that is not a Disregarded Entity.

If legal title to the Convertible Notes is held by a Disregarded Entity, please provide the name of the Disregarded Entity here:

Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”), provides that a transferee (buyer) of a U.S. real property interest must withhold tax if the transferor (seller) is a foreign person. To inform the transferee (buyer) that withholding of tax is not required upon my disposition of a U.S. real property interest, the undersigned hereby certifies the following:

1. The name of the Transferor is:                                 ;

2. Transferor is not a nonresident alien, foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Code and U.S. Treasury regulations);

3. Transferor is not a Disregarded Entity as defined above;

4. Transferor’s Taxpayer Identification Number (SSN for individuals, EIN for all others) is                                         ; and

5. Transferor’s address (home for individuals, office for all others) is:

Transferor understands that this certification may be disclosed to the Internal Revenue Service by transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalties of perjury I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct, and complete. If the Transferor is an individual, I further declare that I am the Transferor. If the Transferor is not an individual, I further declare that I have authority to sign this document on behalf of Transferor.

Signature:

Print Name:

Type (if not individual):

Date:

PLEASE CONTACT YOUR BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE FOR ASSISTANCE COMPLETING THE INFORMATION REQUESTED BELOW
Amount Tendered (CUSIP No. 707882AA4) $
DTC Participant Name:
DTC Participant Number:
Date: VOI#:

20

The Depositary for the Offer is:

Global Bondholder Services Corporation

By Hand, Overnight Delivery or Mail (Registered or Certified Mail Recommended):	By Facsimile Transmission (for Eligible Institutions only):

Global Bondholder Services Corporation 65 Broadway, Suite 404 New York, New York 10006 Attention: Corporate Actions	Global Bondholder Services Corporation (212) 430-3775 Attention: Corporate Actions

Confirm by Telephone:
(212) 430-3774

Any questions or requests for assistance may be directed to the Dealer Manager or the Information Agent at their respective telephone numbers as set forth below. Any requests for additional copies of the Offer to Purchase, this Letter of Transmittal or related documents may be directed to the Information Agent. A holder may also contact such holder’s broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

Global Bondholder Services Corporation

65 Broadway, Suite 404

New York, New York 10006

Banks and Brokers, Call Collect:

(212) 430-3774

All Others Call Toll Free:

(866) 470-3900

The Dealer Manager for the Offer is:

J.P. Morgan Securities LLC

383 Madison Avenue, 4th Floor

New York, New York 10179

(800) 261-5767 (toll free)

Attention: Syndicate Desk

21

EXHIBIT C-1

Matters to be addressed in the Opinion of Vinson & Elkins LLP

(a) Assuming that the Dealer Manager Agreement has been duly authorized, executed and delivered by each of the Company and the Dealer Manager, the Dealer Manager Agreement is a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to Enforceability Exceptions and except that rights to indemnification and contribution thereunder may be limited by federal or state securities laws or public policy relating thereto.

(b) The Schedule TO has been filed in accordance with Rule 13e-4(c)(2) of the Exchange Act and, as of its date, appeared on its face to be appropriately responsive in all material respects to the form requirements for tender offer statements on Schedule TO under the Exchange Act and the rules and regulations of the Commission thereunder; it being understood, however, that we express no opinion with respect to Regulation S-T or the financial statements and related schedules and notes thereto and other financial, accounting and oil, natural gas or coal reserve information included, or incorporated by reference in, or omitted from, the Schedule TO. For purposes of this paragraph, we have assumed that the statements made in the Schedule TO are correct and complete and that all material terms have been described therein.

(c) Assuming the Offer is conducted in accordance with and in the manner described in the Offer to Purchase and the related Letter of Transmittal, the Offer does not result in a violation by the Company of Rule 14e-1 under the Exchange Act.

(d) The statements set forth in the Offer to Purchase in “Purposes, Effects and Plans—Certain United States Federal Income Tax Considerations,” insofar as such statements purport to constitute summaries of matters of U.S. federal income tax law and regulations or legal conclusions with respect thereto, constitute accurate summaries of the matters described therein in all material respects.

(e) Assuming that the Company obtains the (i) consent of the lenders holding at least a majority of the aggregate commitment amount under its existing Credit Agreement dated November 18, 2009 among Penn Virginia Holding Corp., as borrower, the Company, as parent, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent in order to permit the Offer and the transactions contemplated by the Offer Materials and (ii) consent of the holders of at least a majority of the aggregate outstanding principal amount of the Company’s existing 10.375% Senior Notes due 2016 in order to permit the Company to use the proceeds of a new debt financing to finance and purchase Notes pursuant to the Offer, the Offer, the financing of the Offer, the purchase of the Notes by the Company pursuant to the Offer, the execution, delivery and performance by the Company of the Dealer Manager Agreement and the consummation of the transactions contemplated thereby will not (i) result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or

C-1-1

assets of the Company or any of its subsidiaries pursuant to, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject, that is filed or incorporated by reference as an exhibit to (x) the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 and (y) each current or periodic report filed by the Company with the United States Securities and Exchange Commission from the date of filing of such Annual Report to the date hereof; provided, however, that we express no belief with respect to any breach or violation of any financial, accounting or similar covenant or provision contained in any agreement, or (ii) result in the violation of any New York State law or statute or any judgment, order or regulation of any New York State court or arbitrator or governmental or regulatory authority (excluding New York State securities laws or statutes or any judgment, order or regulation thereunder) except, in the case of clauses (i) and (ii) above, for such breach or violation that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(f) Assuming the Offer is conducted in accordance with and in the manner described in the Offer to Purchase and the related Letter of Transmittal, no consent, approval, authorization, order, registration or qualification of or with any New York State court or arbitrator or governmental or regulatory authority is required for the execution, delivery and performance by the Company of the Dealer Manager Agreement, the making or consummation of the Offer or the consummation by the Company of the other transactions contemplated by the Dealer Manager Agreement or the Offer Materials (except as may be required under New York State securities laws, as to which we express no opinion).

C-1-2

EXHIBIT C-2

Matters to be addressed in the Opinion of Hunton & Williams

(a) The Company has been duly incorporated and is validly existing and in good standing under the laws of the Commonwealth of Virginia.

(b) The Company has the corporate power and authority to take, and has taken, all necessary corporate action to authorize (i) the Offer, (ii) the purchase of the Notes by the Company pursuant to the Offer and (iii) the execution, delivery and performance of the Dealer Manager Agreement and the consummation of the transactions contemplated thereby.

(c) The Dealer Manager Agreement has been duly authorized, executed and delivered by the Company.

(d) The Offer, the financing of the Offer, the purchase of the Notes by the Company pursuant to the Offer, the execution, delivery and performance by the Company of the Dealer Manager Agreement and the consummation of the transactions contemplated thereby do not and will not (i) result in a violation of any of the provisions of the articles of incorporation or the bylaws of the Company, each as amended through the date hereof or (ii) violate any Virginia law, rule or regulation applicable to the Company, or any order known to us applicable to the Company of any Virginia court or of any other Virginia governmental body or instrumentality having jurisdiction over it or any of its property or assets (it being understood that for the purpose of the opinion in this clause (d), we are not passing upon compliance with respect to antifraud or similar provisions of any law, rule or regulation or the securities laws of Commonwealth of Virginia).

(e) No consent, approval, authorization, order, registration, qualification or other action of, or filing with or notice to, any governmental or regulatory authority of the Commonwealth of Virginia is required in connection with the execution, delivery and performance by the Company of the Dealer Manager Agreement, the making or the consummation of the Offer or the consummation by the Company of the other transactions contemplated by the Dealer Manager Agreement or the Offer Materials (except as may be required under the securities laws of the Commonwealth of Virginia, as to which we express no opinion).

C-2-1

ANNEX A

Capitalized terms used but not defined in this Annex A have the meanings assigned to such terms in the Dealer Manager Agreement to which this Annex A is attached (the “Agreement”).

The Company agrees to indemnify and hold harmless the Dealer Manager, its affiliates and its officers, directors, employees, agents of and each other entity or person, if any, controlling the Dealer Manager or any such other persons (each an “Indemnified Person”) from and against any and all losses, claims, damages and liabilities (or actions or proceedings in respect thereof), joint or several, whether or not in connection with pending or threatened litigation to which the Dealer Manager (or any other Indemnified Person) may be a party, in each case as such expenses are incurred or paid, (i) arising out of or based upon (A) any untrue statement or alleged untrue statement of a material fact contained in the Offer Materials, or the omission or alleged omission to state therein a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, (B) any breach by the Company of any representation or warranty or failure to comply with any of the agreements set forth in the Agreement or (C) any withdrawal, termination, rescission or modification of the Offer, or any failure by the Company to purchase Notes tendered pursuant to the Offer or (ii) otherwise arising out of, relating to or in connection with or alleged to arise out of, relate to or be in connection with the Offer, the transactions contemplated by the Agreement or the engagement of, and services performed by, the Dealer Manager under the Agreement, or any claim, litigation, investigation or proceedings relating to the foregoing (“Proceedings”) regardless of whether any of such Indemnified Persons is a party thereto, and to reimburse such Indemnified Persons for any and all expenses (including, without limitation, reasonable fees and disbursements of counsel and other out of pocket expenses) as they are incurred in connection with investigating, responding to or defending any of the foregoing, provided that the indemnification in clause (ii) above will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or expenses to the extent that they are finally judicially determined to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnified Person.

If for any reason the foregoing indemnification is unavailable to any Indemnified Person or insufficient to hold it harmless, then the Company shall contribute to the amount paid or payable by such Indemnified Person as a result of such loss, claim, damage, liability or expense (i) in such proportion as is appropriate to reflect the relative benefits received by the Company, on the one hand, and by such Indemnified Person, on the other hand, from the Offer, or (ii) if the allocation provided by the foregoing clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in the foregoing clause (i), but also the relative fault of the Company and of such Indemnified Person in connection with the statements, actions, or omissions which resulted in such loss, claim, damage, liability, or expense, as well as any other relevant equitable considerations. The relative benefits received by the Company and by all Indemnified Persons shall be deemed to be in the same proportion as (i) the maximum aggregate value of the consideration proposed to be paid or payable by the Company for the purchase of Notes pursuant to the Offer, bears to (ii) the aggregate fee paid to the Dealer Manager pursuant to Section 2(a) hereof. The relative fault of the Company and of the Indemnified Persons (i) in the case of an untrue or alleged untrue statement of a material fact or

Annex A-1

an omission or alleged omission to state a material fact, shall be determined by reference to, among other things, whether such statement or omission relates to information supplied by the Company or by such Indemnified Persons and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission, and (ii) in the case of any other action or omission, shall be determined by reference to, among other things, whether such action or omission was taken or omitted to be taken by the Company or by such Indemnified Persons and the parties’ relative intent, knowledge, access to information, and opportunity to prevent such action or omission. The Company and the Dealer Manager agree that it would not be just and equitable if contribution pursuant to this Annex A were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in this paragraph. The amount paid or payable by an Indemnified Person as a result of the losses, claims, damages, liabilities, or expenses referred to in this paragraph shall be deemed to include, subject to the limitations set forth above, any reasonable legal or other expenses reasonably incurred by such Indemnified Person in connection with investigating or defending any such action or claim. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

Promptly after the receipt by an Indemnified Person of notice of the commencement of any Proceedings, such Indemnified Person will, if a claim is to be made hereunder against the Company in respect thereof, notify the Company in writing of the commencement thereof; provided that (i) the failure to so notify the Company will not relieve it from any liability which it may have hereunder except to the extent it has been materially prejudiced by such failure and (ii) the failure to so notify the Company will not relieve it from any liability which it may have to an Indemnified Person otherwise than on account of this indemnity agreement. In case any such Proceedings are brought against any Indemnified Person and it notifies the Company of the commencement thereof, the Company will be entitled to participate therein and, to the extent that it may elect by written notice delivered to such Indemnified Person, to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Person, provided that if the defendants in any such Proceedings include both such Indemnified Person and the Company and such Indemnified Person shall have concluded that there may be legal defenses available to it which are different from or additional to those available to the Company, such Indemnified Person shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such Proceedings on behalf of such Indemnified Person. Upon receipt of notice from the Company to such Indemnified Person of their election so to assume the defense of such Proceedings and approval by such Indemnified Person of counsel, the Company shall not be liable to such Indemnified Person for expenses incurred by such Indemnified Person in connection with the defense thereof (other than reasonable costs of investigation) unless (i) such Indemnified Person shall have employed separate counsel in connection with the assertion of legal defenses in accordance with the proviso to the immediately preceding sentence (it being understood, however, that the Company shall not be liable for the expenses of more than one separate counsel (in addition to any local counsel), approved by J.P. Morgan Securities LLC, representing the Indemnified Persons who are parties to such Proceedings), (ii) the Company shall not have employed counsel reasonably satisfactory to such Indemnified Person to represent such Indemnified Person within a reasonable time after notice to the Company of commencement of the

Annex A-2

Proceedings or (iii) the Company has authorized in writing the employment of counsel for such Indemnified Person.

The Company shall not be liable for any settlement of any Proceedings effected without its written consent (which consent shall not be unreasonably withheld or delayed), but if settled with its written consent or if there be a final judgment for the plaintiff in any such Proceedings, the Company agrees to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment. Notwithstanding the immediately preceding sentence, if at any time an Indemnified Person shall have requested the Company to reimburse such Indemnified Person for legal or other expenses in connection with investigating, responding to or defending any Proceedings as contemplated by this Annex A, the Company shall be liable for any settlement of any Proceedings effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by the Company of such request for reimbursement and (ii) the Company shall not have reimbursed such Indemnified Person in accordance with such request prior to the date of such settlement. The Company shall not, without the prior written consent of an Indemnified Person (which consent shall not be unreasonably withheld or delayed), effect any settlement of any pending or threatened Proceedings in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (i) includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability on claims that are the subject matter of such Proceedings and (ii) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person.

The indemnity, reimbursement and contribution obligations of the Company under this Annex A shall be in addition to any liability which the Company may otherwise have to an Indemnified Person and shall be binding upon and inure to the benefit of any successors, permitted assigns, heirs and personal representatives of the Company and any Indemnified Person.

Annex A-3